Exhibit 99.1


                              LOAN AGREEMENT


                        Dated as of June 30, 1999


                              by and between


                         LFSRI II SPV REIT CORP.
                              (as Borrower)


                                   and


                           CAPITAL TRUST, INC.
                               (as Lender)

                            TABLE OF CONTENTS


                                                                     Page


ARTICLE I

CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . 1


     Section 1.1.   Definitions   . . . . . . . . . . . . . . . . . . . 1

ARTICLE II

GENERAL TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14


     Section 2.1.   Amount of the Loan  . . . . . . . . . . . . . . .  14
     Section 2.2.   Use of Proceeds   . . . . . . . . . . . . . . . .  15
     Section 2.3.   Security for the Loan   . . . . . . . . . . . . .  15
     Section 2.4.   Note  . . . . . . . . . . . . . . . . . . . . . .  15
     Section 2.5.   Principal and Interest Payments   . . . . . . . .  15
     Section 2.6.   Payments  . . . . . . . . . . . . . . . . . . . .  16
     Section 2.7.   Application of Payments   . . . . . . . . . . . .  18
     Section 2.8.   Payment of Debt Service, Method and Place
                     of Payment . . . . . . . . . . . . . . . . . . .  18
     Section 2.9.   Taxes   . . . . . . . . . . . . . . . . . . . . .  18
     Section 2.10.  Intentionally omitted   . . . . . . . . . . . . .  19
     Section 2.11.  Exit Fee  . . . . . . . . . . . . . . . . . . . .  19
     Section 2.12.  Payments  . . . . . . . . . . . . . . . . . . . .  19
     Section 2.13.  Servicing Fee   . . . . . . . . . . . . . . . . .  19

ARTICLE III

CONDITIONS PRECEDENT AND THE ACCOUNTS . . . . . . . . . . . . . . . .  20


     Section 3.1.   Conditions Precedent to the Making of the Loan  .  20
     Section 3.2.   Form of Loan Documents and Related Matters  . . .  23
     Section 3.3.   The Accounts  . . . . . . . . . . . . . . . . . .  23
     Section 3.4.   Intentionally omitted   . . . . . . . . . . . . .  24
     Section 3.5.   Investment and Control of Accounts  . . . . . . .  24

ARTICLE IV

REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . .  25


     Section 4.1.   Representations and Warranties of Borrower  . . .  25
     Section 4.2.   Survival of Representations and Warranties  . . .  29

ARTICLE V

AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . .  29


     Section 5.1.   Borrower Covenants  . . . . . . . . . . . . . . .  29
     Section 5.2.   Intentionally omitted   . . . . . . . . . . . . .  37

ARTICLE VI

NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . .  36


     Section 6.1.   Borrower Negative Covenants   . . . . . . . . . .  36

ARTICLE VII

DEFAULTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39


     Section 7.1.   Event of Default  . . . . . . . . . . . . . . . .  39
     Section 7.2.   Remedies  . . . . . . . . . . . . . . . . . . . .  42
     Section 7.3.   Remedies Cumulative   . . . . . . . . . . . . . .  42
     Section 7.4.   Lender's Right to Perform   . . . . . . . . . . .  43

ARTICLE VIII

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43


     Section 8.1.   Survival  . . . . . . . . . . . . . . . . . . . .  43
     Section 8.2.   Lender's Discretion   . . . . . . . . . . . . . .  43
     Section 8.3.   Governing Law   . . . . . . . . . . . . . . . . .  43
     Section 8.4.   Modification, Waiver in Writing   . . . . . . . .  44
     Section 8.5.   Delay Not a Waiver  . . . . . . . . . . . . . . .  44
     Section 8.6.   Notices   . . . . . . . . . . . . . . . . . . . .  45
     Section 8.7.   TRIAL BY JURY   . . . . . . . . . . . . . . . . .  45
     Section 8.8.   Headings  . . . . . . . . . . . . . . . . . . . .  45
     Section 8.9.   Assignment  . . . . . . . . . . . . . . . . . . .  45
     Section 8.10.  Severability  . . . . . . . . . . . . . . . . . .  46
     Section 8.11.  Preferences   . . . . . . . . . . . . . . . . . .  46
     Section 8.12.  Waiver of Notice  . . . . . . . . . . . . . . . .  46
     Section 8.13.  Remedies of Borrow  . . . . . . . . . . . . . . .  46
     Section 8.14.  Full Recourse   . . . . . . . . . . . . . . . . .  46
     Section 8.15.  Limited Recourse; Additional Indemnity
                      Obligation  . . . . . . . . . . . . . . . . . .  47
     Section 8.16.  Exhibits Incorporated . . . . . . . . . . . . . .  47
     Section 8.17.  Offsets, Counterclaims and Defenses   . . . . . .  49
     Section 8.18.  No Joint Venture or Partnership   . . . . . . . .  49
     Section 8.19.  Waiver of Marshalling of Assets Defense   . . . .  49
     Section 8.20.  Waiver of Counterclaim  . . . . . . . . . . . . .  49
     Section 8.21.  Conflict; Construction of Documents   . . . . . .  49
     Section 8.22.  Brokers and Financial Advisors  . . . . . . . . .  50
     Section 8.23.  Counterparts  . . . . . . . . . . . . . . . . . .  50
     Section 8.24.  Payment of Expenses   . . . . . . . . . . . . . .  50
     Section 8.25.  Bankruptcy Waiver   . . . . . . . . . . . . . . .  50

     Section 8.26.  Entire Agreement  . . . . . . . . . . . . . . . .  51
     Section 8.27.  Dissemination of Information  . . . . . . . . . .  51
     Section 8.28.  Limitation of Interest  . . . . . . . . . . . . .  51
     Section 8.29.  Indemnification   . . . . . . . . . . . . . . . .  52
     Section 8.30.  Borrower Acknowledgments  . . . . . . . . . . . .  54
     Section 8.31.  Publicity   . . . . . . . . . . . . . . . . . . .  54
     Section 8.32.  Cross Collateralization   . . . . . . . . . . . .  54
     Section 8.33.  Release   . . . . . . . . . . . . . . . . . . . .  55
     Section 8.34.  Assignment by Lender; Participations;
                      Securitization  . . . . . . . . . . . . . . . .  55



EXHIBIT A      PERMITTED INDEBTEDNESS
EXHIBIT B      Intentionally omitted.
EXHIBIT C      AMORTIZATION SCHEDULE

                              LOAN AGREEMENT


          THIS LOAN AGREEMENT, made as of June 30,1999 is by and between CAPITAL TRUST, INC., a Maryland corporation, having an address at 605 Third Avenue, New York, New York 10016, Attention: Loan Administrator, Telefax Number (212) 655-0044 (together with its successors and assigns, "Lender"), and LFSRI II SPV REIT CORP., a Delaware corporation with an address c/o Lazard Freres Real Estate Investors L.L.C., 30 Rockefeller Plaza, 63rd Floor, New York, NY 10020 Attention: General Counsel, Telefax
Number: (212) 332-5980 ("Borrower").


                                 RECITALS

          WHEREAS, Borrower desires to obtain a loan (the "Loan") from Lender in the principal amount of FIFTY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($52,500,000.00) (the "Loan Amount");

          WHEREAS, Lender is willing to make the Loan on the condition that Borrower joins in the execution and delivery of this Agreement which shall establish the terms and conditions of the Loan;

          NOW, THEREFORE, in consideration of the making of the Loan by Lender, and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereby covenant, agree, represent and warrant as follows:


                                ARTICLE I

                           CERTAIN DEFINITIONS

          Section 1.1.  Definitions.  For all purposes of this
Agreement:

          (a) the terms defined in this Article I have the meanings assigned to them in this Article 1, and include the plural as well as the singular;

          (b) all accounting terms have the meanings assigned to them in accordance with GAAP;

          (c) the words "herein", "hereof', and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision; and

          (d)  the following terms have the following meanings:

          "AAC III" means American Apartment Communities III, L.P., a Delaware limited partnership.

          "AAC. Inc." means American Apartment Communities III, Inc., a Maryland corporation which is a REIT.

          "Accounts" has the meaning set forth in Section 3.5.

          "Affiliate" of any specified Person means any Person controlling, controlled by or under common control with such specified Person. For the purposes of this Agreement, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms "controls", "controlling" and "controlled" have the meanings correlative to the foregoing.

          "Agreement" means this Loan Agreement, as the same may from time to time hereafter be modified, supplemented or amended.

          "Assignee" has the meaning set forth in Section 8.34.2.

          "Borrower" has the meaning provided in the preamble to this Agreement.

          "Borrower's Certificate" means a certificate of the chief financial officer of the Borrower in form and substance satisfactory to Lender in Lender's discretion dated as of the Closing Date.

          "Borrower Control Group" means each of (i) LFSRI II, LFSRI II Alternative, LFSRI-CADIM, AAC, Inc., Prometheus SE LLC and Prometheus SERT, and (ii) until such time as the Equity Interests of Prometheus ES in Intown are released as Collateral under the Pledge Agreements, LFSRI SPV, LFSRI II ES and Prometheus ES.

          "Business Day" means any day other than (i) a Saturday or a Sunday, and (ii) a day on which federally insured depository institutions in New York are authorized or obligated by law, regulation, governmental decree or executive order to be closed.

          "Chase" means The Chase Manhattan Bank.

          "Chase Agreement" means that certain Revolving Credit
Agreement, dated as of March 27, 1998, among LFSRI II, Prometheus
Acquisition Corp., the institutions from time to time party thereto as lenders, and Chase as agent and arranger, as amended.

          "Chief Financial Officer" means the chief financial officer of Borrower.

          "Claim" has the meaning set forth in Section 8.29.

          "Closed Period" has the meaning set forth in Section 2.6.

          "Closing Date" means the date of this Agreement.

          "Code" or "IRC" means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, together with applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

          "Collateral" means, collectively, all property of any kind whatsoever of Borrower, including, without limitation, the collateral granted to Lender pursuant to the Pledge Agreements, and any collateral described in any Loan Document, and all Proceeds and products of any of the foregoing, all whether now owned or hereafter acquired, and all other property in which Borrower may now or hereafter have an interest. In no event shall any Dividends and Distributions in excess of 50% thereof paid or payable from time to time by PMAIT to Borrower constitute Collateral under this Agreement or any of the Loan Documents.

          "Contest" has the meaning set forth in Section 8.15.

          "Contingent Obligation" means any obligation of Borrower guaranteeing any indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of Borrower, whether or not contingent; (i) to purchase any such primary obligation, or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner or obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner or obligee under such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming that Borrower is required to perform thereunder) as determined by Lender in good faith.

          "Convertible Securities" means, with respect to any Entity, any security, right, subscription, warrant, option, "phantom" stock right or any other agreement, instrument, indenture,, security agreement or other contract that gives the right to (i) purchase or otherwise receive or be issued any Equity Interests in such Entity or any security of any kind convertible into or exchangeable or exercisable for any Equity Interests in such Entity or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of Equity Interests of such Entity, including any rights to participate in the equity or income of such Entity or to participate in or direct the election of any directors or officers of such Entity or the manner in which any Equity Interests in such Entity are voted.

          "CVR Payment" has the meaning set forth in Section 2.6.

          "Debt Service" means, for any Fiscal Quarter, the interest payments (including Default Rate interest and Late Charges) that accrue or are due and payable in accordance with the Loan Documents during such period, plus the scheduled amortization payment becoming due on the day following the end of such Fiscal Quarter.

          "Default" means the occurrence of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.

          "Default Rate" means the per annum interest rate equal to the lesser of (i) the Maximum Amount or (ii) the Interest Rate plus five percent (5%).

          "Deposit Account" has the meaning set forth in Section 3.3.

          "Deposit Account Agreement" means that certain Deposit and Security Agreement entered into among Borrower and certain members of the Borrower Control Group, Lender and Chase, as the same may hereafter be modified, amended or supplemented from time to time.

          "Determination Date" means with respect to any Interest
Accrual Period, the date which is two (2) Eurodollar Business Days before the commencement of such Interest Accrual Period.

          "Dividends and Distributions" means all cash, securities, dividends, distributions, proceeds and other property at any time paid or payable to a Person on account of its Equity Interest in another Person.

          "Entity" means, with respect to any Person, a (i) corporation or trust, if such person is described as a corporation or trust in this Agreement, (ii) limited partnership, if such Person is described as a limited partnership in this Agreement or (iii) limited liability company, if such Person is described as a limited liability company in this Agreement.

          "Equity Interests" means, with respect to an Entity (i) if such Entity is a limited partnership, partnership interests, associated voting rights and Convertible Securities in such Entity, or (ii) if such Entity is a limited liability company, membership interests (or shares), associated voting rights and Convertible Securities in such Entity, or
(iii) if such Entity is a corporation or a business trust the share or stock interests, associated voting rights and Convertible Securities in such Entity.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code, of which Borrower is a member, and (ii) solely for purposes of potential liability under Section 302(c)(ii) of ERISA and
Section 412(c)(ii) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or
(o) of the Code, of which Borrower is a member.

          "Eurodollar Business Day" means a Business Day on which banks in the City of London, England are open for interbank or foreign exchange transactions.

          "Event of Default" has the meaning set forth in Section 7.1.

          "Exit Fee" means an amount equal to two percent (2%) of the Loan Amount.

          "Fiscal Quarter" means each 3-month period beginning on February 1, May 1, August 1 and November 1.

          "Fiscal Year" means the 12-month period ending on December 31 of each year or such other fiscal year of Borrower as Borrower may select from time to time with the prior written consent of Lender, such consent not to be unreasonably withheld or delayed.

          "GAAP" means generally accepted accounting principles consistently applied in the United States of America as of the date of the applicable financial report.

          "Governmental Authority" means any national, federal, state, regional or local government, or any other political subdivision of any of the foregoing, in each case with jurisdiction over the relevant Entity, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Impositions" means all taxes (including all real estate, ad valorem, sales (including those imposed on lease rentals), use, single business, franchise, income, gross receipts, value added, intangible transaction privilege, privilege, license or similar taxes), assessments, ground rents, water, sewer or other rents and charges, excises, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character.

          "including" means including without limiting the generality of the foregoing.

          "Indebtedness" means, at any given time, the Principal Indebtedness, together with all accrued and unpaid interest, including Default Interest and Late Charges thereon, Prepayment Premiums, and Exit Fees thereon and all other monetary obligations due to Lender pursuant hereto, under the Note or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses paid by or payable to Lender which Borrower is obligated to pay hereunder or pursuant to the Note or any of the other Loan Documents at such time.

          "Indemnified Obligations" shall have the meaning set forth in
Section 8.15(b).

          "Indemnified Party" shall have the meaning set forth in
Section 8.29.

          "Independent Director" means, with respect to a corporation, a duly appointed member of the board of directors of such corporation, reasonably satisfactory to Lender, who shall not have been at the time of such individual's appointment, and may not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director: (i) a direct or indirect legal or beneficial owner of, or an officer, director, attorney, counsel, partner, member or employee of, such corporation or any Affiliate thereof, (ii) a customer or creditor of, or supplier or contractor to, or other person who derives more than 10% of its purchases or revenues from its activities with such corporation or any Affiliate thereof, (iii) a person or other entity controlling, controlled by or under common control with any such direct or indirect legal or beneficial owner, officer, director, attorney, counsel, partner, member, employee, customer, creditor, contractor supplier or other Person, or (iv) a member of the immediate family of any such direct or indirect legal or beneficial owner, officer, director, attorney, counsel, partner, member, employee, customer, creditor, contractor, supplier or other person. As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities or a person or entity, whether through ownership of voting securities or other beneficial interest, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, a director designated in the ordinary course of the provision of services by Corporation Trust Company, Inc. or a similar corporate service Entity shall be deemed an Independent Director.

          "Initial Use" shall have the meaning set forth in Section 2.2.

          "Instruments" means all instruments, chattel paper, documents or other writings obtained by Borrower evidencing a right to payment, including, without limitation, all notes, drafts, acceptances, documents of title, and policies and certificates of insurance, including but not limited to, liability, hazard, rental and credit insurance, guarantees and securities, now or hereafter received. "Instruments" shall include the meaning given such term in the UCC.

          "Interest Accrual Period" means each period of time commencing with and including the first (1st) day of a calendar month to and including the last day of such calendar month during the term of the Loan. If the Closing Date shall occur on a date other than the first day of a calendar month, the first Interest Accrual Period shall commence on and include the Closing Date and end on and include the last day of the calendar month in which the Closing Date occurs. If the Closing Date shall occur on the last day of a calendar month, the first Interest

Accrual Period shall consist of a one (1) day period consisting of the Closing Date.

          "Interest Rate" means, for any Interest Accrual Period, a per annum interest rate equal to LIBOR plus five percent (5%), adjusted on the first day of each Interest Accrual Period.

          "Intown" means Intown Holding Company, LLC, a Delaware limited liability company.

          "Investor" has the meaning provided in Section 8.27.

          "KPT" means Konover Property Trust, Inc., a Maryland corporation.

          "Late Charge" means the lesser of (i) five percent (5%) of any amount due but unpaid and (ii) the maximum late charge permitted to be charged under the laws of the State of New York.

          "Lazard Freres REI" means Lazard Freres Real Estate Investors L.L.C., a New York limited liability company which is the general partner of each of LFSRI II, LFSRI II Alternative, and LFSRI-CADIM.

          "Legal Requirements" means all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, the Loan Documents, the Collateral or any part thereof, enacted or entered and in force as of the relevant date, and all Permits and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower at any time in force affecting the Collateral or any part thereof.

          "Lender" has the meaning provided in the preamble to this Agreement.

          "LFSRI II" means LF Strategic Realty Investors II L.P., a Delaware limited partnership.

          "LFSRI II Alternative" means LFSRI II Alternative Partnership, L.P., a Delaware limited partnership.

          "LFSRI II ES" means LFSRI II Extended Stay L.L.C., a Delaware limited liability company.

          "LFSRI-CADIM" means LFSRI II-CADIM Alternative Partnership, L.P., a Delaware limited partnership.

          "LFSRI SPV" means LFSRI II E.S. Corp., a Delaware corporation.

          "Liabilities" has the meaning set forth in Section 8.34.3.

          "LIBOR" means with respect to each Interest Accrual Period, the rate (expressed as a percentage per annum, rounded to the nearest

100th) for deposits in U.S. dollars for a one-month period that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London, England time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London, England time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen LIBOR Page as of 11:00 a.m., London, England time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBOR Page as of 11:00 a.m., London, England time, on such Determination Date, Lender shall request the principal London, England office of any four major reference banks in the London interbank market selected by Lender to provide such bank's offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U. S. Dollars for a one-month period as of 11:00 a.m., London, England time, on such Determination Date for amounts of not less than One Million U.S. Dollars (U.S. $1,000,000.00). If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank's rate (expressed as a percentage per annum) for loans in U.S. Dollars to leading European banks for a one month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than One Million U.S. Dollars (U.S. $1,000,000.00). If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. If fewer than two rates are so provided, then LIBOR for the applicable Interest Accrual Period shall be LIBOR that was in effect for the next preceding Interest Accrual Period. LIBOR shall be determined by Lender or its agent in accordance with this definition.

          "Lien" means any mortgage, deed of trust, deed to secure debt, lien (statutory or other), pledge, easement, restrictive covenant, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting any Collateral or Borrower, or any interest in any of the foregoing, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the UCC or comparable law of any other jurisdiction, domestic or foreign, and mechanic's, materialmen's and other similar liens and encumbrances.

          "Loan" has the meaning provided in the Recitals hereto.

          "Loan Amount" has the meaning provided in the Recitals hereto.

          "Loan Documents" means, collectively, this Agreement, the Note, the Pledge Agreements, the Deposit Account Agreement and all other agreements, instruments, certificates and documents executed and delivered by or on behalf of Borrower or any other Person to evidence or secure the Loan or otherwise in satisfaction of the requirements of this

Agreement, or the other documents listed above, as each such agreement, instrument, certificate or document may be amended, supplemented or modified from time to time.

          "Material Adverse Condition" means a condition or circumstance that results in or causes a material adverse effect upon (i) the business or the financial condition or results of operation of Borrower or any member of the Borrower Control Group (other than LFSRI II, LFSRI II Alternative, and LFSRI-CADIM) or any Operating Company, (ii) the ability of Borrower, any member of the Borrower Control Group (other than LFSRI II, LFSRI II Alternative, and LFSRI-CADIM) to make any payment under or to perform any or all of its obligations under this Agreement or any of the other Loan Documents, (iii) the legality, validity or enforceability of any of the Loan Documents or Lender's ability to enforce any of its rights under the Loan Documents, or (iv) the Lien and security interest of Lender or the value of the Collateral.

          "Maturity Date" means September 30, 2002, or such earlier date resulting from acceleration of the Indebtedness by Lender.

          "Maximum Amount" means the maximum rate of interest designated by applicable laws relating to payment of interest and usury.

          "Money" means all moneys, cash, or other items of legal tender.

          "Monthly Payment Amount" means, with respect to any Payment Date, an amount equal to all accrued and unpaid interest on the Loan as of the end of the immediately preceding Interest Accrual Period plus, the amount of any amortization payment due and payable on such Payment Date in accordance with the amortization schedule attached hereto as Exhibit C.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means a Multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

          "Net Proceeds" means, without duplication, (A) all amounts paid or to be paid by (i) PMAIT to Borrower, (ii) Intown to Prometheus ES, (iii) Prometheus ES to LFSRI ES, and (iv) LFSRI ES to LFSRI II, LFSRI Alternative, LFSRI-CADIM and LFSRI SPV in connection with any Transfer of Equity Interests in Intown or Rubenstein or (B) all amounts paid or to be paid by (i) KPT to Prometheus SERT, (ii) Prometheus SERT to Prometheus SE LLC, and (iii) Prometheus SE LLC to Borrower in connection with the Transfer of any "contingent value rights" referred to in Section 2.6(b), less the reasonable and customary costs and expenses of any such Transfer (including reasonable attorneys' fees and costs and commercially reasonable brokerage commissions) as shall be reasonably approved by the Lender pursuant to the terms hereof, and the amount of any Prepayment

Premium required to be paid from such Net Proceeds pursuant to Section
2.6(b).

          "Note" means and refers to the promissory note, in form and substance satisfactory to Lender in Lender's discretion, dated the Closing Date, made by Borrower to Lender pursuant to this Agreement as such promissory note may be modified, amended, supplemented, extended or consolidated in writing, and any note(s) issued in exchange therefor or in replacement thereof.

          "Officers' Certificate" means a certificate delivered to Lender by Borrower which is signed by a senior executive officer of Borrower.

          "Operating Company" means each of (i) AAC III, (ii) KPT, (iii) until such time as the Equity Interests in, and Dividends and Distributions of, Prometheus ES are released as Collateral under the Pledge Agreements, Intown, and (iv) until such time as the Dividends and Distributions of PMAIT are released as Collateral under the Pledge Agreements, PMAIT and Rubenstein.

          "Other Borrowings" means, without duplication (but not including the Indebtedness, the Permitted Indebtedness or any Transaction Costs payable in connection with the Transactions), (i) all indebtedness of Borrower for borrowed money or for the deferred purchase price of property or services, (ii) all indebtedness of Borrower evidenced by a note, bond, debenture or similar instrument, (iii) the face amount of all letters of credit issued for the account of Borrower and, without duplication, all unreimbursed amounts drawn thereunder, (iv) all indebtedness of Borrower secured by a Lien on any property owned by Borrower whether or not such indebtedness has been assumed, (v) all Contingent Obligations of Borrower, and (vi) all payment obligations of Borrower under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars or similar agreements) and similar agreements.

          "Payment Breach" means the failure of Borrower to pay to Lender on any Payment Date the amount due and owing on such Payment Date pursuant to this Agreement.

          "Payment Date" means the first (lst) day of each calendar month during the Term of the Loan, and the Maturity Date; provided, however, that for purposes of making payments hereunder and under the Note, but not for purposes of calculating Interest Accrual Periods, if the first (1st) day of a given month shall not be a Business Day, then the Payment Date for such month shall be the next succeeding Business Day.

          "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

          "Permitted Indebtedness" has the meaning set forth on Exhibit
A hereto.

          "Permitted Investments" shall mean the following; provided, however, that any such investment shall mature not later than the Business Day preceding the next Payment Date following the date of acquisition thereof:

          (a) obligations of, or obligations guaranteed as to principal and interest by, the United States government or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United Stated of America;

          (b)  Federal Housing Administration debentures;

          (c) Federal Home Loan Mortgage Corp. Debt obligations, Farm Credit System Consolidated system-wide bonds and notes, Federal Home Loan Banks Consolidated Debt obligations, Federal National Mortgage Association Debt obligations, Student Loan Marketing Association Debt obligations, Finance Corp. debt obligations and Resolution Funding Corp. ("REFCORP") debt obligations;

          (d) federal funds, unsecured certificates of deposit, time or demand deposits, banker's acceptances and repurchase agreements having maturities of not more than three hundred sixty-five (365) days, of any bank, the short-term debt obligations of which satisfy the Rating
Criteria;

          (e) deposits that are fully insured by the Federal Deposit Insurance Corp., ("FDIC");

          (f)  debt obligations maturing in three hundred sixty-five
(365) days or less that are rated "A" or higher by S&P and "A" or higher by Moody's;

          (g) commercial paper rated "A-1" by S&P and "P-1" by Moody's and maturing in 365 days or less;

          (h) investment in money market funds rated "Am" or "Am-G" by S&P and "A" by Moody's; or

          (i) principal-only strips and interest-only strips of noncallable obligations issued by the U.S. Treasury, and REFCORP securities stripped by Federal Reserve Bank of New York;

provided, however, that all instruments described above in subdivisions
(a), (c), (d), (e), (f) and (g) shall not have an "r" highlighter affixed to their rating aud by its terms should have a predetermined fixed dollar amount or principal due at maturity that cannot vary or change. Interest may either be fixed or variable and should be tied to a single interest rate index plus a single fixed spread (if any), and move proportionally with that index.

          "Person" means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, or any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

          "Plan" means an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

          "Pledge Agreements" means the individual and collective reference to the Pledge Agreements dated as of the Closing Date required to be given by Borrower and its Affiliates in favor of Lender, pursuant to Section 3.1 of this Agreement, as the same may be hereafter modified, amended or supplemented from time to time.

          "PMAIT" means Prometheus Mid-Atlantic Investment Trust, a Maryland real estate investment trust.

          "Prepayment Period" has the meaning set forth in Section 2.6.

          "Prepayment Premium" means (i) zero dollars in respect of scheduled amortization payments set forth on Exhibit C and in respect of Principal Indebtedness prepaid after the end of the Prepayment Period,
(ii) the product of (x) five percent (5%) of the portion of Principal Indebtedness prepaid after the end of the Closed Period until the end of the Prepayment Period times (y) a fraction, the numerator of which is the number of days remaining until the end of the Prepayment Period on the date of prepayment and the denominator of which is 360, and (iii) the product of (xx) ten percent (10%) of the portion of Principal Indebtedness prepaid prior to the end of the Closed Period and not otherwise permitted under the provisions of Section 2.6(b), times (yy) a fraction, the numerator of which is the number of days remaining until the end of the Prepayment Period on the date of prepayment and the denominator of which is 360. Notwithstanding the foregoing, no Prepayment Premium shall be due in respect of the first $10 million which constitutes a CVR Payment.

          "Principal Indebtedness" means the principal amount of the entire Loan outstanding as the same may be increased or decreased, as a result of prepayment or otherwise, from time to time.

          "Proceeds" means all "proceeds," as such term is defined in the UCC, and, to the extent not included in such definition, all proceeds whether cash or non-cash, movable or immovable, tangible or intangible (including Insurance proceeds, condemnation proceeds and proceeds of proceeds), from the Collateral, including, without limitation, those from the sale, refinancing, exchange, transfer, collection, loss, damage, disposition, substitution or replacement of any of the Collateral and all income, gain, credit, distributions and similar items from or with respect to the Collateral.

          "Prometheus ES" means Prometheus Extended Stay LLC, a Delaware limited liability company.

          "Prometheus SE LLC" means Prometheus Southeast Retail LLC, a Delaware limited liability company.

          "Prometheus SERT" means Prometheus Southeast Retail Trust, a Maryland real estate investment trust.

          "Rating Agencies" means Fitch Investors Services, Inc., Moody's, Duff & Phelps Credit Rating Co. and S & P or any successor to any thereof, and any other nationally recognized statistical rating organization to the extent that any of the foregoing have been or will be engaged by Lender or its designees in connection with or in anticipation of a Securitization (each individually, a "Rating Agency").

          "REIT" means an entity which qualifies as a real estate investment trust under the provisions of Sections 856 through 860 of the IRC or the corresponding provisions of any successor statute.

          "Related Party" has the meaning set forth in Section 8.15.

          "Reuters Screen LIBOR Page" means the display designated as page "LIBOR" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBOR page on the service for the purpose of displaying interbank rates from London in U.S. Dollars).

          "Rubenstein" means The Rubenstein Company, L.P., a Delaware limited partnership.

          "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

          "Securities" has the meaning set forth in Section 8.34.3.

          "Securitization" has the meaning set forth in Section 8.34.3.

          "Servicer" has the meaning given such term in the Deposit Account Agreement.

          "Servicing Fee" has the meaning set forth in Section 2.13.

          "Special Purpose Bankruptcy Remote Entity" has the meaning set forth in Section 5.1(n).

          "Subsidiary" of any Person means any corporation, partnership, limited liability company or other Entity in which such Person holds an Equity Interest constituting more than 50% of the equity classes issued by such Entity.

          "Telerate Page 3750" means the display designated as "Page
3750 on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Banker's Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for the U.S. Dollar deposits).

          "Term" means the period from and after the Closing Date to and including the first to occur of the Maturity Date or the date the Indebtedness is paid in full.

          "Transaction Costs" means all fees, costs, expenses and disbursements paid or payable by Borrower relating to the Transactions, including, without limitation, all fees, costs, expenses and disbursements described in Section 8.24.

          "Transactions" means the transactions contemplated by the Loan Documents.

          "Transfer" means any conveyance, transfer, pledge, assignment, hypothecation, refinancing, mortgage, encumbrance, gift, sale, lease (including any amendment, extension, modification, waiver or renewal thereof), Lien, or other disposition, whether direct or indirect, legal or beneficial, by law or otherwise.

          "UCC" means, with respect to any Collateral, the Uniform Commercial Code in effect in the jurisdiction in which the relevant Collateral is located.

          "U.S. Obligations" means obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); in each case as selected by Borrower and approved by Lender which approval shall not be unreasonably withheld, provided, however, that the investments described in this definition must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an r highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity.


                                ARTICLE II

                              GENERAL TERMS

          Section 2.1. Amount of the Loan. Lender shall lend to Borrower a total aggregate amount equal to the Loan Amount.

          Section 2.2. Use of Proceeds. Proceeds of the Loan shall be used to make a loan to Prometheus SQ Holdings Corp., an Affiliate of the Borrower, or to another directly or indirectly wholly-owned (except for preferred equity held by not more than 150 Persons) subsidiary of LFSRI II (the "Initial Use").

          Section 2.3. Security for the Loan. The Note and Borrower's obligations hereunder and under the other Loan Documents shall be secured by the Loan Documents.

          Section 2.4.  Note.  Borrower's obligation to pay the
principal of and interest on the Loan (including Late Charges and Default Rate interest), shall be evidenced by this Agreement and by the Note, duly executed and delivered by Borrower. The Note shall be payable as to principal, interest, Late Charges and Default Rate interest, as specified in this Agreement, with a final maturity on the Maturity Date. Borrower shall pay all outstanding Indebtedness on the Maturity Date.

          Section 2.5.  Principal and Interest Payments.

          (a) Accrual of Interest. Interest shall accrue on the outstanding principal balance of the Note and all other amounts due to Lender under the Loan Documents at the Interest Rate.

          (b)  Payment of Principal and Interest.

               (i) On the later of funding of the Loan or the Closing Date, Borrower shall (x) pay to the Lender interest for the first Interest Accrual Period with respect to the Loan (provided, however, that if such date is less than five (5) Business Days before the end of a month, such interest shall be payable on the next Payment Date), and (y) deposit in the interest reserve sub-account of the Deposit Account an amount equal to three (3) months' interest on the Loan, calculated on the basis of the Principal Indebtedness and an Interest Rate (based on 90-day LIBOR) reasonably projected by Lender;

               (ii) On each Payment Date thereafter, Borrower shall pay to the Lender the Monthly Payment Amount.

          (c) Payment Dates. All payments required to be made pursuant to subsections (a) and (b) above shall be made beginning on the first Payment Date immediately after the end of the first Interest Accrual Period; provided, however, that Borrower shall pay interest for the first Interest Accrual Period in accordance with subsection (b)(i)(x) above.

          (d) Calculation of Interest. Interest shall accrue on the outstanding Principal Indebtedness and all other amounts due to Lender under the Loan Documents commencing upon the Closing Date. Interest shall be computed on the actual number of days elapsed in each Interest Accrual Period over a 360 day year.

          (e) Default Rate Interest. At any time that an Event of Default has occurred and is continuing, the entire unpaid amount outstanding hereunder and under the Note will bear interest at the Default Rate.

          (f) Late Charge. If Borrower fails to make any payment of any sums due under the Loan Documents within three (3) Business Days after receipt of notice that the same is due, Borrower shall pay the Late Charge.

          (g) Maturity Date. On the Maturity Date Borrower shall pay to Lender all amounts owing under the Loan Documents, including without limitation, interest, principal, Late Charges and Default Rate interest.

          Section 2.6.    Payments.

          (a) Voluntary Prepayment. The provisions of this Section 2.6(a) are subject to Section 2.6(b). Borrower shall not have the right to prepay all or any portion of the principal balance of the Loan prior to December 31, 2000 (the "Closed Period"). The tender of payment of the Indebtedness during the Closed Period or the Prepayment Period while an Event of Default exists shall be deemed to constitute a voluntary prepayment for all purposes of this Agreement, and Lender shall have no obligation to accept such tender unless accompanied by the applicable Prepayment Premium and Exit Fee. From and after the end of the Closed Period, to and including September 30, 2001 (the "Prepayment Period") Borrower shall have the right, on any Payment Date, to prepay the Loan in whole, but not in part, upon at least ten (10) Business Days' irrevocable notice to Lender, specifying the amount and the date of prepayment, provided that on the date of such prepayment Borrower shall pay to Lender the Prepayment Premium and the Exit Fee. From and after the Prepayment Period, Borrower may, on any Payment Date, prepay the Loan, in whole but not in part, upon at least ten (10) Business Days' irrevocable notice to the Lender, specifying the date and amount of prepayment; provided that on the date of any such prepayment Borrower shall be required to pay the Exit Fee.

          (b) Mandatory Prepayment. In the event of a Transfer of the direct or indirect Equity Interests of the Borrower or Borrower Control Group in KPT (other than with respect to certain "contingent value rights", as to which the following sentence shall govern) or AAC III, or upon a Transfer of Equity Interests in or control of Lazard Freres REI, or change in the general partner of any of LFSRI II, LFSRI II Alternative and LFSRI-CADIM, the entire Indebtedness shall become immediately due and payable, together with the Exit Fee and any applicable Prepayment Premium. In the event of a Transfer of any of the "contingent value rights" in KPT owned by any member of the Borrower Control Group, a portion of the Indebtedness equal to the lesser of the Net Proceeds of such Transfer and the outstanding Indebtedness, together with any applicable Prepayment Premium, shall become immediately due and payable (a "CVR Payment"); provided, however, that Lender shall have the right, in its sole discretion, to reject all or any portion of such prepayment, in which event Borrower shall have no right or obligation to prepay the amount so rejected by Lender. In the event that any Transfer of assets of an Operating Company in the nature of a capital transaction ("Capital

Transaction"), whether in one transaction or a series of transactions, yields to such Operating Company amounts used to pay Dividends and Distributions to the Borrower or any member of the Borrower Control Group in the aggregate amount of $2.5 million (the "Threshold") then an amount of the Principal Indebtedness, less any applicable Prepayment Premium, equal to the lesser of (A) all Dividends and Distributions from such Operating Company in excess of the Threshold attributable to one or more Capital Transactions and (B) the outstanding Indebtedness, together with the applicable Prepayment Premium, shall become due and payable five (5) Business Days after receipt thereof by Borrower or any member of the Borrower Control Group, as applicable; provided, however, that (x) no such prepayment shall be required until the portion of the Principal Indebtedness to be so prepaid is at least $1,000,000, and (y) Lender shall have the right, in its sole discretion, to reject all or any portion of any such prepayment, in which event Borrower shall have no right or obligation to prepay the amount so rejected by Lender, but Borrower shall not thereby be released from the obligation to make further prepayments hereunder. There shall be a separate Threshold for each Operating Company. No rejection by Lender of a prepayment pursuant to the terms hereof shall be deemed to constitute a release or waiver of the requirements of the Deposit Account Agreement regarding deposit and disposition of Dividends and Distributions. In the event of a Transfer of the direct or indirect Equity Interests of the Borrower or Borrower Control Group in Rubenstein or Intown, a portion of the Indebtedness (calculated as set forth in the following sentence) together with any applicable Prepayment Premium shall become immediately due and payable. The amount of the Indebtedness required to be prepaid shall be equal to the lesser of (i) the Net Proceeds of such Transfer (or, if such Transfer is in respect of Rubenstein, 50% thereof) and (ii) the outstanding Indebtedness. Any pre-payment hereunder shall be made only with sixty
(60) days' prior written notice (which notice may be revoked by Borrower as long as such notice specifies that it is revocable), and at least thirty (30) days but not more than ninety (90) days' irrevocable prior notice.

          (c) Application of Prepayment. Upon the receipt of any prepayment, as long as no Event of Default exists, Lender shall be required, on the date of receipt thereof, to apply the amount of prepayment to the principal on the Note in the inverse order of principal payments coming due, together with accrued interest for the entire Interest Accrual Period in which prepayment occurs, and all other amounts then due and payable on the Note. Notwithstanding the provisions of this
Section 2.6 to the contrary, if Borrower is otherwise permitted to make a prepayment hereunder, Borrower shall have the right to make such prepayment on a date other than a Payment Date, provided that, with such prepayment and any Prepayment Premium and Exit Fee, Borrower shall also pay an amount necessary to reimburse Lender for any costs, losses or expenses incurred in connection with breaking any LIBOR contracts or redeploying funds as a consequence of such prepayment.

          (d) Partial Release. As long as no Event of Default has occurred and is continuing, at any time following the end of the Closed Period when the aggregate dividend requirements set forth in Section 7.1

(xvi) with respect to AAC III, KPT and either one but not both of Intown and Rubenstein have been and will be satisfied for the trailing two quarters and pro forma following quarter, Borrower may request that Lender release the Collateral comprised of the pledge of Dividends and Distributions and Equity Interests, as applicable, of either Rubenstein or Intown. Lender shall have the right to elect which portion of the Collateral (i.e., either Rubenstein or Intown) to release, and shall grant such release upon the furnishing to Lender of (i) evidence satisfactory to Lender that the foregoing conditions have been met, and
(ii) such financial and other information as Lender may reasonably request for the purpose of making its election provided herein. The costs and expenses of any such request for release and of any such release shall be paid by the Borrower. Lender shall grant such release promptly after Lender is satisfied with the evidence and information supporting Borrower's right to a release.

          Section 2.7. Application of Payments. Except while an Event of Default exists, all proceeds of any repayment, including prepayments, of the Loan shall be applied to pay: first, any costs and expenses of Lender required to be reimbursed under the terms of the Loan Documents, including, without limitation, the Lender's commercially reasonable attorneys' fees and disbursements (i) arising as a result of such repayment or (ii) expended by Lender to protect, preserve, foreclose, or realize upon, or take any other action with respect to the Collateral; second, accrued and unpaid interest at the Interest Rate; third to the Principal Indebtedness; and fourth, any other amounts then due and owing under the Loan Documents. During the existence of an Event of Default, all proceeds of repayment, including any payment or recovery on the Collateral shall be applied in such order and in such manner as Lender shall elect in Lender's discretion.

          Section 2.8.  Payment of Debt Service, Method and Place of
Payment.

          (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11: 00 A.M., New York time, on the date when due, and shall be made in lawful money of the United States of America in federal or other immediately available funds to an account specified to Borrower by Lender in writing, and any funds received by Lender after such time, for all purposes hereof, shall be deemed to have been paid on the next succeeding Business Day.

          (b) All payments made by Borrower hereunder or by Borrower under the other Loan Documents, shall be made irrespective of, and without any deduction for, any set-offs or counterclaims.

          Section 2.9. Taxes. All payments made by Borrower under this Agreement and under the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

          Section 2.10.  Intentionally omitted.

          Section 2.11. Exit Fee. On the date of payment in full of all of the Principal Indebtedness, whether upon a prepayment, acceleration or at maturity of the Loan, Borrower shall pay the Exit Fee.

          Section 2.12. Payments. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Borrower and Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section (and any similar Section contained in the Note) shall control every other covenant and agreement in this Agreement, the Note and the other Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious or otherwise in contravention of applicable laws, any amount called for under this Agreement, the Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender's exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender's express intent that all excess amounts collected by Lender shall be credited to the principal balance of the Note (or if paid in full, then refunded to the Borrower) and the provisions of this Agreement, the Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the maximum lawful rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding. Notwithstanding anything to the contrary contained in this Agreement, the Note or the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

          Section 2.13. Servicing Fee. From and after the Closing Date until the earlier to occur of the Maturity Date or the repayment in full of the Indebtedness, Borrower shall pay to Lender a fee (the "Servicing Fee") equal to the actual third party credit administration and servicing fees incurred by Lender in connection with the Loan. The Servicing Fee shall be payable monthly in arrears and shall not exceed an amount equal to 0.05% per annum, on the weighted average Principal Indebtedness outstanding during the applicable period.

                               ARTICLE III

                  CONDITIONS PRECEDENT AND THE ACCOUNTS

          Section 3.1.  Conditions Precedent to the Making of the Loan.

          (a) As a condition precedent to the making of the Loan, Borrower shall have satisfied the following conditions (unless waived by Lender in accordance with Section [8.4]) on or before the Closing Date:

               (1)  Commitment Conditions.

               (A) Borrower shall have paid to Lender a structuring fee equal to $1,050,000, such amount having been earned upon approval of the Loan by Lender's Board of Directors or Senior Management. Borrower shall receive a credit against such fee equal to the amount paid by Borrower to Lender as the "Application Fee" upon execution of the term sheet for the Loan. Lender acknowledges receipt of the Application Fee in the amount of $250,000.

               (B) Lender shall have completed its "due-diligence" review of the Borrower, the members of the Borrower Control Group, the Operating Companies and their respective Affiliates, including the organizational and governing documents, major agreements binding or affecting, and financial condition of each of them, and such other documents and information as Lender may request, and the results of such review shall be satisfactory to Lender in its sole discretion.

               (2)  Loan Documents.

               (A) Loan Agreement. Borrower shall have executed and delivered Agreement to Lender.

               (B) Note. Borrower shall have executed and delivered to Lender the Note.

               (C) Pledge Agreements. Borrower shall have executed and delivered and shall have caused each of Prometheus SE LLC, LFSRI II, LFSRI II Alternative, LFSRI-CADIM, and LFSRI II ES to execute and deliver to Lender the respective Pledge Agreements in form and substance satisfactory to Lender.

               (D) Guaranty. LFSRI II, LFSRI II Alternative and LFSRI-CADIM shall have executed and delivered to Lender a guaranty of certain Borrower obligations.

               (E) Chase Estoppel. (i) Borrower shall have used commercially reasonable efforts to cause to be delivered to Lender a confirmation letter reasonably acceptable to Lender executed by Chase with respect to the Chase Agreement, and
          (ii) Borrower shall deliver to Lender an estoppel in form and substance satisfactory to Lender.

               (F) Financing Statements. Borrower shall have executed and delivered to Lender all financing statements required by Lender and such financing statements shall have been filed of record in the appropriate filing offices in each of the appropriate jurisdictions.

               (G) Stock, etc. Certificates. The Borrower and other grantors under the Pledge Agreements shall have delivered the certificates evidencing ownership of the Collateral to Lender, together with separate endorsements executed in blank with respect thereto and shall have taken all other action necessary to grant Lender a first priority perfected security in all "investment property" included in the Collateral (as such term is defined in Article 9 of the UCC).

               (H) Lockbox. Borrower shall have executed and delivered and caused the applicable members of the Borrower Control Group to execute and deliver to Lender the Deposit Account Agreement and shall have delivered to Lender letters of direction to the payors of Dividends and Distributions intended to be paid into the Deposit Account, countersigned and consented to by the Operating Companies.

               (I) Custodial Agreement. Borrower shall have caused to be delivered to LaSalle National Bank as custodian for Lender and Prometheus SERT the certificates representing all Equity Interests in KPT owned by any member of the Borrower Control Group, together with a custodial agreement in form and substance satisfactory to Lender.

               (J) AAC III Estoppel. Borrower shall cause to be executed and delivered to Lender an estoppel, in form and substance reasonably satisfactory to Lender, from the limited partner of AAC III to the effect that all capital contributions and other payments to AAC III required to be made at any time by AAC Inc. have been paid in full. Such estoppel shall be delivered within 15 days following the Closing Date.

               (3) Opinions of Counsel. Lender shall have received from counsel satisfactory to Lender, legal opinions in form and substance satisfactory to Lender in Lender's discretion. All such legal opinions will be addressed to Lender, dated as of the Closing Date, and in form and substance satisfactory to Lender and its counsel. Borrower hereby instructs counsel to deliver to Lender such opinions addressed to Lender.

               (4) Lien Search Reports. Lender shall have received satisfactory reports of UCC, federal tax lien, bankruptcy, state tax lien, judgment and pending litigation searches conducted by a search firm reasonably acceptable to Lender. Such searches shall have been received in relation to Borrower, and certain members of the Borrower Control Group. Such searches shall have been conducted in each of the locations designated by Lender in Lender's reasonable discretion.

               (5) Certificates. Lender shall have received an Officer's Certificate, in each case in form and substance satisfactory to Lender.

               (6) Consents, Licenses, Approvals. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower and the members of the Borrower Control Group under, and the validity and enforceability of, the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

               (7) Additional Matters. Lender shall have received such other Permits, certificates, opinions, documents and instruments relating to the Loan as may be reasonably required by Lender and all other documents and all legal matters in connection with the Loan shall be satisfactory in form and substance to Lender.

               (8) Representations and Warranties. The representations and warranties herein and in the other Loan Documents shall be true and correct.

               (9) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued or entered, and no litigation shall be pending or threatened, which in the judgment of Lender would enjoin, prohibit or restrain, or impose or result in an adverse effect upon the making or repayment of the Loan or the consummation of the Transactions.

               (10) Financial Information. Lender shall have received all financial information (which financial information shall be satisfactory to Lender in Lender's discretion) relating to the Borrower, the members of the Borrower Control Group and the Operating Companies, requested by Lender in Lender's discretion. Such financial information shall be (i) prepared by an accounting firm approved by Lender in Lender's discretion, (ii) prepared based on a scope of work determined by Lender in Lender's discretion and
     (iii) in form and content acceptable to Lender in Lender's discretion.

               (11) Transaction Costs. Borrower shall have paid or caused to be paid all Transaction Costs.

               (12) Capital Call. Lender shall have received evidence satisfactory to Lender (which may be in the form of a certificate made by an executive officer of Lazard Freres REI) that (a) the full amount of capital contributions called for June 30, 1999 from each investor in LFSRI II, LFSRI II Alternative and LFSRI-CADIM has been contributed by each such investor (such call having been for

     $355,000,000), and (b) LFSRI II, LFSRI II Alternative and LFSRI-CADIM have paid their remaining required capital contributions in full to AAC III on or before June 30, 1999.

               (13) Nationsbank Loan. Lender shall have received evidence satisfactory to Lender (which may be in the form of a certificate made by an executive officer of Lazard Freres REI) that the loan made pursuant to that certain Credit Agreement, dated as of December 22, 1997, among Nationsbank, N.A., AAC III, AAC Inc. and the lenders named therein, has been repaid in full and all collateral therefor, if any, has been released.

          (b) Lender shall not make the Loan unless and until each of the applicable conditions precedent set forth in this Article III is satisfied and until Borrower provides any other information reasonably required by Lender. In addition, Lender shall not be obligated to make the Loan if a Material Adverse Condition shall exist.

          (c) In connection with the Loan, Borrower shall execute and deliver or cause to be executed and delivered to Lender all additions, amendments, modifications and supplements to the items set forth in this
Article III, including, without limitation, amendments, modifications and supplements to the Note, the Pledge Agreements and the other Loan Documents, if reasonably requested by Lender to effectuate the provisions hereof, and to provide Lender with the full benefit of the security intended to be provided under the Loan Documents. Without in any way limiting the foregoing, such additions, modifications and supplements shall include those deemed reasonably desirable by Lender's counsel in the jurisdiction in which the Collateral or any part thereof is located.

          (d) The making of the Loan shall constitute, without the necessity of specifically containing a written statement to such effect, a confirmation, representation and warranty by Borrower to Lender that, to the best of Borrower's knowledge, all of the applicable conditions to be satisfied in connection with the making of the Loan have been satisfied (unless waived by Lender in accordance with Section 8.4), and that all of the representations and warranties of Borrower set forth in the Loan Documents are true and correct in all material respects as of the date of the making of the Loan.

          Section 3.2. Form of Loan Documents and Related Matters. The Loan Documents and all of the certificates, agreements, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to Lender, and shall be in form and substance satisfactory to Lender.

          Section 3.3.  The Accounts.

          (a) On or before the Closing Date Borrower shall establish such reserve accounts and deposit such amounts into such accounts as required pursuant to the terms of the Loan Documents.

          (b) On or before the Closing Date, Borrower shall establish and maintain an account (the "Deposit Account") in Lender's name as secured party at a financial institution designated by Borrower and reasonably satisfactory to Lender. The Deposit Account shall be governed by the Deposit Account Agreement which shall provide for, among other things, the establishment and maintenance of an interest reserve sub-account.

          (c) Funds from the Deposit Account shall be disbursed from time to time in accordance with and in such order and priority as provided by the terms and provisions of the Deposit Account Agreement and this Agreement. Until disbursed, Borrower shall have the right to direct the investment of funds in the Deposit Account in Permitted Investments, subject to Lender's reasonable approval.

          Section 3.4.  Intentionally omitted.

          Section 3.5.  Investment and Control of Accounts.

          (a) All interest earned on amounts deposited into the Accounts shall be held in the Accounts and shall be used or disbursed as provided herein for the benefit of Borrower. Neither Lender nor the Servicer shall have any liability for any loss of interest on funds in any Accounts and no such loss shall affect Borrower's obligation to fund any Account as required hereunder. Borrower hereby pledges, assigns and grants a security interest to Lender, as security for payment of all sums due under the Loan and the performance of all other terms, conditions and provisions of the Loan Documents and this Agreement on Borrower's part to be paid and performed, of all Borrower's right, title and interest in and to the Deposit Account and all other accounts and subaccounts maintained from time to time under the Deposit Account Agreement (collectively, the "Accounts"). Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Account, or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the Uniform Commercial Code in effect in New York and each other jurisdiction in which Accounts may be located.

          (b) Notwithstanding the foregoing, at any time an Event of Default exists and remains uncured, the Servicer, at Lender's option and to the extent permitted under applicable law without adversely affecting the other rights and remedies provided to Lender under this Agreement or the other Loan Documents, shall distribute all funds then held in, and/or received subsequently in, the Accounts to Lender to be applied in such order as Lender in its sole discretion shall determine, to (1) the payment of (y) interest and Principal Indebtedness on the Note and (z) the other Indebtedness, until all such amounts are paid in full and (2) to preserve the Collateral.

          (c) The Lender shall have exclusive control over and sole right of withdrawal from each of the Accounts, which shall be exercised solely in accordance with the provisions of this Agreement and the Deposit Account Agreement. The Accounts shall be released to or at the direction of the Borrower upon payment in full of the Indebtedness.


                                ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES

          Section 4.1.  Representations and Warranties of Borrower.

          (a) Organization. Borrower (i) is a duly organized and validly existing Entity in good standing under the laws of the State of its formation, (ii) is duly qualified as a foreign Entity in each jurisdiction in which the nature or location of its business, its assets, or any of the Collateral makes such qualification necessary or desirable,
(iii) has the requisite Entity power and authority to carry on its business as now being conducted, and (iv) has the requisite Entity power to execute and deliver, and perform its obligations under, the Loan Documents.

          (b) Authorization. The execution and delivery by Borrower of the Loan Documents, Borrower's performance of its obligations thereunder and the creation of the security interests and Liens provided for in the Loan Documents (i) have been duly authorized by all requisite Entity action on the part of Borrower, (ii) will not violate any provision of any applicable Legal Requirements, any order, writ, decree, injunction or demand of any court or other Governmental Authority, any organizational document of Borrower or any indenture or agreement or other instrument to which Borrower is a party or by which Borrower is bound, (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of Borrower pursuant to, any indenture or agreement or instrument, and (iv) have been duly executed and delivered by Borrower. Except for those obtained or filed on or prior to the Closing Date, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance of the Loan Documents. The Loan Documents to which Borrower is a party have been duly authorized, executed and delivered by Borrower.

          (c) Entity Status. Borrower has been, and will continue to be, a duly formed and existing Entity in good standing in all relevant jurisdictions. Borrower at all times since its formation has complied, and will continue to comply, with the provisions of all of its organizational documents, and the laws of the state in which Borrower was formed or is doing business relating to the Entity.

          (d) Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to the knowledge of Borrower, threatened against Borrower or the Collateral.
          (e) Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to result in a Material Adverse Condition. Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any indenture, agreement or instrument to which it is a party or by which Borrower or its property is bound or affected.

          (f) No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by Borrower under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of the assets or property of Borrower, any member of the Borrower Control Group or any Operating Company, and Borrower has no knowledge of any Person contemplating the filing of any such petition against any such Entity.

          (g) Full and Accurate Disclosure. No written statement of fact made by or on behalf of Borrower or any member of the Borrower Control Group or in the Loan Documents or in any other document or certificate delivered to Lender by or on behalf of Borrower or any member of the Borrower Control Group contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which materially adversely affects, nor as far as Borrower can reasonably foresee, would materially adversely affect the business, operations or condition (financial or otherwise) of Borrower or any member of the Borrower Control Group or any Operating Company.

          (h) Location of Chief Executive Offices. The location of Borrower's principal place of business and the location of Borrower's chief executive office is the address listed in the first paragraph of this Agreement, and Borrower has no other places of business.

          (i) Compliance. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental
Authority, the violation of which is reasonably likely to result in a Material Adverse Condition.

          (j) Other Debt and Obligations. Borrower has no financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party, or by which Borrower is bound, other than obligations under the Loan Documents and other than the Permitted Indebtedness. Borrower has not borrowed or received other debt financing that has not been heretofore repaid in full and Borrower has no known material Contingent Liabilities.

          (k) ERISA. Each Plan and, to the knowledge of Borrower, each Multiemployer Plan, is in compliance with, and has been administered in compliance with, its terms and the applicable provisions of ERISA, the Code and any other federal or state law, except for such noncompliance as is not reasonably likely to result in a Material Adverse Condition, and to the knowledge of Borrower no event or condition has occurred as to which Borrower would be under an obligation to furnish a report to Lender under Section 5.1(j).
          (l) Solvency. Borrower (i) has not entered into this Loan Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated hereby, the fair saleable value of Borrower's assets exceeds and will, immediately following the execution and delivery of this Agreement, exceed Borrower's total liabilities, including subordinated, unliquidated, or disputed liabilities or Contingent Obligations. The fair saleable value of Borrower's assets is and will, immediately following the execution and delivery of this Agreement, be greater than Borrower's probable liabilities, including the maximum amount of its Contingent Obligations or its debts as such debts become absolute and matured. Borrower's assets do not and, immediately following the execution and delivery of this Agreement, will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including Contingent Obligations and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

          (m) Not Foreign Person. Borrower is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

          (n) Investment Company Act, Public Utility Holding Company Act. Borrower is not (i) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

          (o) No Defaults. No Default or Event of Default exists under or with respect to any Loan Document.

          (p) Labor Matters. Borrower is not a party to any collective bargaining agreements.

          (q) Use of Proceeds; Margin Regulations. Borrower will use the proceeds of the Loan for the purposes described herein. No part of the proceeds of the Loan will be used, whether directly, indirectly, immediately, incidentally or ultimately, (i) to purchase or carry any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System ("Board") or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or is inconsistent with, such Regulation U or any other Regulations of the Board, or (iii) for any purposes prohibited by applicable Legal Requirements. If requested by Lender, the Borrower, any applicable member of the Borrower Control Group and the recipient of the loan constituting the Initial Use shall furnish to Lender a statement on Federal Reserve Form U-1 referred to in said Regulation U.
          (r) Financial Information. To the best knowledge of Borrower, all historical financial data concerning the members of the Borrower Control Group and the Operating Companies that has been delivered by or on behalf of Borrower or any member of the Borrower Control Group to Lender is true, complete and correct in all material respects. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no material adverse change in the financial position of Borrower or any member of the Borrower Control Group or any Operating Company or in the results of operations of Borrower or any member of the Borrower Control Group (other than LFSRI II, LFSRI II Alternative and LFSRI-CADIM) or any Operating Company. Neither Borrower, any member of the Borrower Control Group has nor any Operating Company incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which might materially adversely affect its business operations or the Collateral.

          (s) Enforceability. The Loan Documents executed by Borrower or any of its Affiliates in connection with the Loan, including, without limitation, any Pledge Agreement, are the legal, valid and binding obligations of Borrower or such Affiliate, enforceable against Borrower or such Affiliate in accordance with their terms, subject only to bankruptcy, insolvency and other limitations on creditors' rights generally and to equitable principles. Such Loan Documents are, as of the Closing Date, not subject to any right of rescission, set-off, counterclaim or defense by Borrower or such Affiliate, including the defense of usury, nor will the operation of any of the terms of the Note, or any other Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable against Borrower or such Affiliate, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense by Borrower or such Affiliate, including the defense of usury, and neither Borrower nor any Affiliate has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

          (t) No Liabilities. Borrower has no liabilities or obligations including, without limitation, Contingent Obligations (and including, without limitation, liabilities or obligations in tort, in contract, at law, in equity, pursuant to a statute or regulation, or otherwise) other than those liabilities and obligations expressly permitted by this Agreement.

          (u) Conduct of Business. Borrower does not conduct its business "also known as", "doing business as" or under any name other than the Borrower's name set forth in the preamble to this Agreement.

          (v) Pledge Agreements. The representations and warranties made by Borrower and the other pledgors under the Pledge Agreements are true and correct in all material respects.

          (w) REIT Status. Borrower has not and does not engage in activities which would in fact jeopardize its election to qualify and be taxed as a REIT.

          Section 4.2. Survival of Representations and Warranties. Borrower agrees that (i) all of the representations and warranties of Borrower and its Affiliates set forth in this Agreement and in the other Loan Documents delivered on the Closing Date are made as of the Closing Date (except as expressly otherwise provided) and (ii) all such representations and warranties made by Borrower and its Affiliates shall survive the delivery of the Note and continue for so long as any amount remains owing to Lender under this Agreement, the Note or any of the other Loan Documents. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.


                                ARTICLE V

                          AFFIRMATIVE COVENANTS

          Section 5.1. Borrower Covenants. Borrower covenants and agrees that, from the date hereof and until payment in full of the
Indebtedness:

          (a) Existence; Compliance with Legal Requirements, Insurance. Borrower shall do all things necessary to preserve, renew and keep in full force and effect the Entity existence, rights, licenses, Permits and franchises necessary for the conduct of its business and comply in all respects with all applicable Legal Requirements. Borrower shall notify Lender promptly of any written notice or order that Borrower receives from any Governmental Authority relating to Borrower's or any of its Affiliates' failure to comply with applicable Legal Requirements. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property necessary for the continued conduct of its business.

          (b) Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower.

          (c) Taxes and Other Charges. Borrower shall pay, or cause to be paid, all Impositions owed by Borrower as the same become due and payable, and deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Impositions have been so paid no later than 30 days before they would be delinquent if not paid. After prior notice to Lender, Borrower, at its own expense, may contest, by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Impositions, provided that (i) no Default or Event of Default has occurred and remains uncured, (ii) such proceeding shall suspend the collection of the Impositions, (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (iv) no part of or interest in the Collateral will be in danger of being sold, forfeited, terminated, canceled or lost, (v) Borrower shall have furnished such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Impositions, together with all interest and penalties thereon, and (vi) Borrower shall promptly upon final determination thereof pay the amount of such Impositions, together with all costs, interest and penalties. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

          (d) Performance of Other Agreements. Borrower shall observe and perform or cause to be observed and performed each and every term to be observed or performed by Borrower or any member of the Borrower Control Group pursuant to the terms of any Pledge Agreement or other Loan Document.

          (e) Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower's or any member of the Borrower Control Group's (other than LFSRI II, LFSRI II Alternative and LFSRI-CADIM) or Operating Company's condition, financial or otherwise, or of the occurrence of any Default or Event of Default.

          (f) Cooperate in Legal Proceedings. Except with respect to any claim by Borrower against Lender, Borrower shall cooperate with Lender with respect to any proceedings before any Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Loan Documents and, in connection therewith, not prohibit Lender, at its election, from participating in any such proceedings.

          (g) Perform Loan Documents. Borrower shall, and shall cause the members of the Borrower Control Group to, observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by any of them, and to pay when due all costs, fees and expenses required to be paid by any of them under the Loan Documents.

          (h) Further Assurances. Borrower shall, at Borrower's sole cost and expense:

               (1) upon Lender's request therefor given from time to time after the occurrence of any Default or Event of Default pay for reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches relating to Borrower and the members of the Borrower Control Group;

               (2) furnish to Lender all instruments, documents, certificates, and agreements, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents;

               (3) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral, as Lender may require in Lender's reasonable discretion, including the filing of any financing or continuation statements under the UCC with respect to the Collateral, transferring the Collateral to Lender's possession (if a security interest in such Collateral can be perfected by possession) and endorsing to Lender any Collateral which may be evidenced by an instrument; and

               (4) do and execute, and cause each member of the Borrower Control Group to do and execute, all such further lawful acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall require from time to time in its discretion.

          (i) Financial Statements, Reporting. Until payment in full of the Indebtedness, Borrower shall cause the following financial statements and information, in form satisfactory to Lender, to be delivered to Lender as and when hereinafter provided:

               (1) as soon as practicable and in any event within one hundred twenty (120) days after the end of each fiscal year of the applicable Entities, audited combined statements of financial position of LFSRI II, LFSRI II Alternative, LFSRI-CADIM (which shall be duly certified by the Chief Financial Officer of the general partner of each such Entity) and audited statements of financial position of each Operating Company as of the end of each such fiscal year during the Term, including a balance sheet and statement of profits and losses, as of the date thereof, prepared in accordance with GAAP by a nationally recognized accounting firm and accompanied by a statement of the accountants that such financial statements present fairly, in all material respects, the financial condition of each such Entity as of the end of the fiscal year being reported on and that the results of the operations and cash flows for such year were prepared and are being reported on in conformity with GAAP;

               (2) promptly and in any event within sixty (60) days after the end of each fiscal quarter of the applicable Entities,
     (i) quarterly combined statements of financial position of LFSRI II, LFSRI II Alternative and LFSRI-CADIM (which shall be duly certified by the Chief Financial Officer of the general partner of each such Entity) and statements of financial position of each Operating Company, including a balance sheet and statement of profits and losses, and comparisons of results to prior year results.

               (3)  within five (5) days after filing, the annual
     Federal income tax return of Borrower, with accompanying schedules prepared by Borrower;

               (4) within three (3) days following receipt by any member of the Borrower Control Group, a copy of any notice of default regarding outstanding financial indebtedness of any member of the Borrower Control Group or any Operating Company;

               (5) (A) annual budgets and revisions thereto for each Operating Company, approved by such Operating Company, and (B) from time to time, such other reports and information which Lender reasonably requires, subject to applicable restrictions on providing reports or information at law or in any applicable agreement.

               (6) together with each of the financial statements and information required pursuant to subdivisions (1) through (4) above, inclusive, a certificate of the Chief Financial Officer of Borrower that Borrower has observed and performed, in all material respects, all of its covenants and other agreements contained in this Agreement and the other Loan Documents, whether there exists any material Default or Event of Default and, if there is, specifying the nature and period of existence thereof and the action taken or proposed to be taken with respect thereto; and

               (7) from time to time, within five (5) days following receipt thereof, such reports, financial statements and correspondence related to the Borrower Control Group or any Operating Company (subject to applicable restrictions on providing such items at law or in any applicable agreement) which, in Borrower's judgment, may have a material effect, either positive or negative, on the financial performance or valuation of the Borrower or any Operating Company. For purposes of this subsection (i)(7), a "material effect" shall mean an effect in excess of $5 million outside the ordinary course of business.

          (j) ERISA. Borrower shall deliver to Lender as soon as possible, and in any event within ten (10) days, after Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Borrower setting forth details respecting such event or condition and the action, if any, that Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or an ERISA Affiliate with respect to such event or condition):

               (1) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a

     Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event that could reasonably be expected to result in (a) the termination of such Plan (other than pursuant to a standard termination under ERISA Section 4041(b), (b) the imposition of a liability on the Borrower or its ERISA Affiliates or (c) the imposition of a Lien on the assets of the Borrower or its ERISA Affiliates (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with
     Section 412(d) of the Code); and any request for a waiver under
     Section 412(d) of the Code for any Plan;

               (2) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower or an ERISA Affiliate to terminate any Plan (other than in a standard termination pursuant to ERISA Section 4041(b));

               (3) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan which could result in the imposition of liability on the Borrower or its ERISA Affiliates;

               (4) the complete or partial withdrawal from a Multiemployer Plan by Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under
     Section 4041A of ERISA which could result in the imposition of liability on the Borrower or its ERISA Affiliates;

               (5) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed or settled within thirty (30) days;

               (6) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections; and

               (7) the imposition of a lien or a security interest in connection with a Plan.

          (k) Entity Status. Borrower will and will cause each member of the Borrower Control Group (other than LFSRI II, LFSRI II Alternative and LFSRI-CADIM) to (i) continue to comply, and cause their respective Subsidiaries to comply, with the provisions of all of their respective organizational and governing documents, and the laws of the state in which each such Entity was formed relating to each such Entity and (ii) enter into such amendments and modifications to such organizational documents as may reasonably be required by Lender or any Rating Agency to facilitate a Securitization or other transaction as described in Section
8.34 below. All customary formalities regarding the Entity existence of Borrower, and each member of the Borrower Control Group (other than LFSRI II, LFSRI II Alternative LFSRI-CADIM) will continue to be observed.

          (l) Impositions and Other Claims. Borrower shall or shall cause each member of the Borrower Control Group (other than LFSRI II, LFSRI II Alternative LFSRI-CADIM) to pay and discharge or cause to be paid and discharged all Impositions, as well as all lawful claims for labor, materials and supplies or otherwise, which could become a Lien on the Collateral.

          (m)  Intentionally omitted.

          (n) Special Purpose Bankruptcy Remote Entity. Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity. A "Special Purpose Bankruptcy Remote Entity" means a corporation, limited partnership or limited liability company which at all times since its formation and at all times thereafter (i) was and is organized solely for the purpose of (A) owning the Collateral or (B) acting as a member of a limited liability company that owns the Collateral, (ii) has not engaged and will not engage in any business unrelated to (A) the ownership of the Collateral, or (B) acting as a member of the limited liability company that owns the Collateral, (iii) has not had and will not have any assets other than those related to the Collateral or its member interest in the limited liability company that owns the Collateral, (iv) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company), or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable), (v) if such entity is a limited partnership, has, as its only general partners, Special Purpose Bankruptcy Remote Entities that are corporations, (vi) if such entity is a corporation has at least one Independent Director, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of 100% of the members of its board of directors unless an Independent Director shall have participated in such vote, (vii) if such entity is a limited liability company, has at least one member that is a Special Purpose Bankruptcy Remote Entity that is a corporation and such corporation is the managing member of such limited liability company,
(viii) if such entity is a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, providing that (A) such entity will dissolve only upon the bankruptcy of the managing member, (B) the vote of a majority-in-interest of the remaining members is sufficient to continue the life of the limited liability company in the event of such bankruptcy of the managing member and (C) if the vote of a majority-in-interest of the remaining members to continue the life of the limited liability company following the bankruptcy of the managing member is not obtained, the limited liability company may not liquidate its property without the consent of the applicable Rating Agencies for as long as the Loan is outstanding,
(ix) without the unanimous consent of all of its partners, directors or members, as applicable, shall not (A) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, (B) dissolve, liquidate, consolidate, merge, or sell all or substantially all of its assets or the assets of any other entity in which it has a direct or indirect legal or beneficial ownership interest, (C) engage in any other business activity, or amend its organizational documents, (x) is and will remain solvent and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, (xi) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity, (xii) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, (xiii) has maintained and will maintain its books, records, resolutions and agreements as official records, (xiv) except as required by the Deposit Account Agreement, has not commingled and will not commingle its funds or assets with those of any other Person, (xv) has held and will hold its assets in its own name, (xvi) has conducted and will conduct its business in its name, (xvii) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person, (xviii) has paid and will pay its own liabilities, including the salaries of its own employees, only out of its own funds and assets, (xix) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable, (xx) has maintained and will maintain an arm's-length relationship with its Affiliates, (xxi) has no indebtedness other than the Loan and liabilities in the ordinary course of business relating to the ownership of the Collateral, (xxii) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Loan and the liabilities permitted pursuant to this Agreement, (xxiii) has not and will not acquire obligations or securities of its partners, members or shareholders,
(xxiv) has allocated and will allocate fairly and reasonably any overhead for shared office space and uses separate stationery, invoices and checks, (xxv) except in connection with the Loan has not pledged and will not pledge its assets for the benefit of any other Person, (xxvi) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person, (xxvii) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person, (xxviii) except for the Initial Use, has not made and will not make loans to any Person, (xxix) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, (xxx) except for the Initial Use, has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm's-length transaction with an unrelated third party, (xxxi) except to the extent covered by insurance, has no obligation to indemnify its partners, officers, directors or members, as the case may be, or has such an obligation that is fully subordinated to the Indebtedness and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Indebtedness is insufficient to pay such obligation, and (xxxii) if such entity is a corporation, it is required to consider the interests of its creditors in connection with all corporate actions.

          (o)  Intentionally omitted.

          (p) Expenses. Borrower shall reimburse Lender upon receipt of notice for all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Lender in connection with
(i) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower and its Affiliates; (ii) Borrower's, its Affiliates' and Lender's ongoing performance under and compliance with the Loan Documents; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Lender; (iv) filing and recording of any Loan Documents; (v) inspections and appraisals; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, any member of the Borrower Control Group, the Loan Documents, the Collateral, or any other security given for the Loan; and (vii) enforcing any obligations of or collecting any payments due from Borrower or any member of the Borrower Control Group under any Loan Document or with respect to the Collateral or in connection with any refinancing or restructuring of the Loan in the nature of a "work-out", or any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs and expenses due and payable to Lender hereunder which are not paid by Borrower within ten days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section shall survive the Maturity Date and the exercise by Lender of any of its rights or remedies under the Loan Documents.

          (q) REIT Status. For Fiscal Year 1999 and each subsequent year during the Term, the Borrower shall and shall cause each of AAC Inc., PMAIT and Prometheus SERT to, qualify and continue to be taxed as a REIT, and shall not engage in or cause or suffer any of its Subsidiaries under the direct or indirect control of the Borrower to engage in any activities which would in fact jeopardize such qualification and tax treatment.

          Section 5.2.  Intentionally omitted.


                                ARTICLE VI

                            NEGATIVE COVENANTS

          Section 6.1. Borrower Negative Covenants. Borrower covenants and agrees that, until payment in full of the Indebtedness, it will not do, directly or indirectly, any of the following unless Lender consents thereto in writing:

               (a) Special Purpose Existence and Separateness of Entities. (x): (i) take any actions in violation of the Borrower's organizational or governing documents or that would otherwise adversely affect the Borrower's existence as a Special Purpose Bankruptcy Remote Entity, or (ii) amend, modify, waive or terminate the Borrower's organizational or governing documents.

               (y) (i) dissolve or liquidate, in whole or in part, or take any action that could have the effect of causing a dissolution or liquidation of any of its Subsidiaries, (ii) consolidate or merge with or into any other entity, (iii) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver, trustee or other similar official for it, or for a substantial part of its property, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment or debt or liquidation law, or admit its inability to pay its debts generally as they become due, (iv) cause or permit the Collateral or other assets or property of Borrower to be subject to any Lien other than as provided for in the Loan Documents, (v) Transfer, in one transaction or a series of transactions, all, or substantially all, of its assets, (vi) make any material changes in Borrower's present method of conducting business, or (vii) lend money to any Person (except for the Initial Use).

               (z) (i) undertake the incurrence or assumption on behalf of Borrower directly or indirectly, of any indebtedness other than the Loan and the Permitted Indebtedness, or (ii) grant a security interest of any nature whatsoever in Borrower's assets other than as set forth in the Loan Documents.

          (b) Liens on the Collateral. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Lien with respect to any Collateral except Liens in favor of Lender.

          (c) Transfer. Except as expressly provided to the contrary in this Agreement, or except as otherwise approved by Lender in writing in Lender's discretion, allow to occur any Transfer with respect to Equity Interests in Borrower, any member of the Borrower Control Group (other than LFSRI II, LFSRI II Alternative and LFSRI-CADIM) or any Operating Company, or of any Dividends and Distributions payable to or by Borrower, any member of the Borrower Control Group or any Operating Company, or any other Collateral, except (i) those Equity Interests which are not owned or controlled (directly or indirectly) by LFSRI II, LFSRI II Alternative and LFSRI-CADIM, (ii) Dividends and Distributions payable by LFSRI II, LFSRI II Alternative or LFSRI-CADIM, or to any of them by any Entity other than the Borrower, any member of the Borrower Control Group or any Operating Company, and (iii) Transfers with respect to which Borrower makes payments in accordance with the provisions of Section 2.6(b).

          (d) Other Borrowings. Incur, create, assume, become or be liable or allow any member of the Borrower Control Group (except LFSRI II, LFSRI II Alternative or LFSRI-CADIM) to become or be liable in any manner with respect to Other Borrowings.

          (e) Change In Business. Make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

          (f) Debt Cancellation. Except for the indebtedness created by the Initial Use, cancel or otherwise forgive or release any material claim or debt owed to Borrower by any Person, except for adequate consideration or in the ordinary course of Borrower's business.

          (g) Affiliate Transactions. Except for the Initial Use, enter into, or be a party to, any transaction with an Affiliate of Borrower, except in the ordinary course of business and on terms which are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm's length transaction with an unrelated third party, and, if the amount to be paid to the Affiliate pursuant to the transaction or series of related transactions is greater than Fifty Thousand Dollars ($50,000.00) (determined annually on an aggregate basis) fully disclosed to Lender in advance.

          (h) Certain Restrictions. Enter into any agreement which expressly restricts the ability of Borrower or any member of the Borrower Control Group to enter into amendments, modifications or waivers of any of the Loan Documents.

          (i) Issuance of Equity Interests. Issue or allow to be created any stocks or shares or shareholder, partnership or membership interests, as applicable, including Convertible Securities or other ownership interests in Borrower except for the issuance of preferred stock to no more than 150 Persons necessary for REIT qualification.

          (j) Place of Business. Change its chief executive office or its principal place of business or place where its books and records are kept.

          (k) Identity. Change its name, identity or organizational structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the UCC (or any other applicable provision of the UCC).

          (l) Subsidiaries. Create any Subsidiaries or otherwise acquire equity interests in any entity without the prior written consent of Lender.

          (m) Contractual Obligations. Other than the Loan Documents, Borrower and its assets shall not be subject to any Other Borrowings, and Borrower shall not enter into any agreement, instrument or undertaking by which it or its assets are bound, except for incurring liabilities, not material in the aggregate, that are incidental to its activities as an owner of Collateral.

          (n) Borrower Control Group. Borrower shall not cause or suffer to occur any failure by any member of the Borrower Control Group which it directly or indirectly controls to perform its obligations under
(i) the Loan Documents to which it is a party or by which it is bound, or
(ii) under its organizational or governing documents or any other material agreement to which it is a party or by which it or its assets are bound or affected.


                               ARTICLE VII

                                 DEFAULTS

          Section 7.1. Event of Default. The occurrence of one or more of events shall be an "Event of Default" hereunder:

               (i)  if Borrower fails to pay the outstanding
     Indebtedness on the Maturity Date;

               (ii)  the occurrence of a Payment Breach;

               (iii) the occurrence of the events identified elsewhere in the Loan Documents as constituting an "Event of Default" hereunder or thereunder;

               (iv) any Transfer in violation of Section 6.1(c) of this Agreement;

               (v) if Borrower fails to pay any other amount payable pursuant to this Agreement or any other Loan Document when due and payable in accordance with the provisions hereof or thereof, as the case may be;

               (vi) if any representation or warranty made by Borrower or any member of the Borrower Control Group herein or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by or on behalf of Borrower in connection with this Agreement, the Note or any other Loan Documents shall have been false or misleading in any material respect as of the date such representation or warranty was made or remade;

               (vii)  any violation of the covenants set forth in
     Section 5.1(n), 6.1(a), 6.1(b), 6.1(d), 6.1(i) or 6.1(1) of this
     Agreement;

               (viii) if Borrower or any member of the Borrower Control Group or any Operating Company makes a general assignment for the benefit of creditors;

               (ix) if a receiver, liquidator or trustee shall be appointed for Borrower, any member of the Borrower Control Group or any Operating Company, or if Borrower or any member of the Borrower Control Group or any Operating Company, shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by Borrower or any member of the Borrower Control Group or any Operating Company, or if any proceeding for the dissolution or liquidation of Borrower or any member of the Borrower Control Group or any Operating Company, shall be instituted or if Borrower or any member of the Borrower Control Group or Operating Company, shall generally not be paying their respective debts as they become due;

               (x) if Borrower attempts to delegate its obligations or assign its rights under this Agreement, any of the other Loan Documents or any interest herein or therein;

               (xi) if any provision of any organizational or governing document of Borrower or any member of the Borrower Control Group (other than LFSRI II, LFSRI II Alternative and LFSRI-CADIM) is amended or modified in any respect, or if Borrower or any member of the Borrower Control Group (other than LFSRI II, LFSRI II Alternative and LFSRI-CADIM) fails to perform or enforce the provisions of its organizational or governing documents or attempts to dissolve;

               (xii) the declaration of an "Event of Default" under the Chase Agreement (as such term is defined therein);

               (xiii) if an event or condition specified in Section 5.1(j) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any ERISA Affiliate shall incur or be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which would result in or constitute a Material Adverse Condition;

               (xiv) if any financial statement, report or information provided to Lender by or on behalf of Borrower concerning the Borrower, any member of the Borrower Control Group or any Operating Company proves to be inaccurate or misleading in any material respect;

               (xv) if a judgment is entered against Borrower or any member of the Borrower Control Group (other than LFSRI II, LFSRI II Alternative and LFSRI-CADIM) or any Operating Company that adversely affects the ability of Borrower or any member of the Borrower Control Group (other than LFSRI II, LFSRI II Alternative and LFSRI-CADIM) to perform its obligations under the Loan Documents, unless such judgment is paid in full within thirty (30) days after the date of such judgment;

               (xvi) if the aggregate quarterly dividends paid to the applicable member of the Borrower Control Group by AAC III, KPT, Rubenstein and Intown during each Fiscal Quarter which ends (a) before November 1, 2000 are not at least equal to 1.25 times the amount of Debt Service payable during each such quarter (for purposes of this Section 7. 1 (xvi)(a), the amount of Debt Service payable during the first full Fiscal Quarter after the Closing Date shall be deemed to include an amount equal to the first scheduled amortization payment specified on Exhibit C attached hereto), and
     (b) during the period commencing on November 1, 2000 and ending on the date on which the Indebtedness has been paid in full are not at least equal to 1.20 times the amount of Debt Service payable during each such quarter;

               (xvii) if Borrower or any member of the Borrower Control Group or any Operating Company which is a REIT ceases to be taxed as a REIT; or

               (xviii) if Borrower or any member of the Borrower Control Group or any other Person shall fail to perform any of the other obligations, agreements, undertakings, terms, covenants, provisions or conditions of this Agreement, the Note, or the other Loan Documents, not otherwise referred to in this Section 7.1, for twenty (20) Business Days after written notice to Borrower from Lender or its successors or assigns; provided that if such default cannot reasonably be cured within such twenty (20) Business Day period and Borrower shall have commenced to cure such default within such period and thereafter diligently and expeditiously proceeds to cure the same, such twenty (20) Business Day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety
     (90) days.

          Section 7.2. Remedies. Upon the occurrence of an Event of Default, all or any one or more of the rights, powers and other remedies available to Lender against Borrower or its Affiliates under this Agreement, the Note, or any of the other Loan Documents, or at law or in equity may be exercised by Lender at any time and from time to time (including, without limitation, the right to accelerate and declare the outstanding principal amount, unpaid interest, Default Rate interest, Late Charges, and any other amounts owing by Borrower to be immediately due and payable), without notice or demand, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Collateral. Any such rights of Lender shall be cumulative and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Notwithstanding anything contained to the contrary herein, the outstanding principal amount, unpaid interest, Default Rate interest, Late Charges, and any other amounts owing by Borrower shall be accelerated and immediately due and payable, without any election by Lender upon the occurrence of an Event of Default described in Section 7. 1 (viii) or Section 7.1(ix).

          Section 7.3. Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or any other Person pursuant to this Agreement or the other Loan Documents or existing at law or in equity or otherwise. Lender's rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender's discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Any and all of Lender's rights with respect to the Collateral shall continue unimpaired, and Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) the release or substitution of Collateral at any time, or of any rights or interest therein or (ii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Default or Event of Default with respect to the Collateral or otherwise hereunder.

          Section 7.4. Lender's Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of (5) five Business Days after Borrower's receipt of written notice thereof from Lender, without in any way limiting Section 7.1 hereof, Lender may, but shall have no obligation to, itself perform, or cause performance of, such covenant or obligation, and the expenses of Lender incurred in connection therewith shall be payable by Borrower to Lender upon demand. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.


                               ARTICLE VIII

                              MISCELLANEOUS

          Section 8.1.  Survival.  Subject to Section 4.2, this
Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the execution and delivery by Borrower to Lender of the Note, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder(s) of the Note, and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

          Section 8.2. Lender's Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right, option or election given to Lender to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender's discretion, the decision of Lender to approve or disapprove, consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory or acceptable or not acceptable to Lender in Lender's discretion, shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender.

          Section 8.3.  Governing Law.

          (a) This Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and intended to be performed in such State, without giving effect to principles of conflicts of laws, and any applicable law of the United States of America. To the fullest extent permitted by law, Borrower hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Agreement and the Note, and this Agreement and the Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws.

          (b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK OR IN ANY FEDERAL OR STATE COURT IN ANY JURISDICTION IN WHICH ANY COLLATERAL IS LOCATED, AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT MARJORIE L. REIFENBERG, ESQ., WHOSE ADDRESS IS 30 ROCKEFELLER PLAZA, NEW YORK, NEW YORK 10020, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS (OR AT SUCH OTHER OFFICE AS MAY BE DESIGNATED BY BORROWER FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS HEREOF) WITH A COPY TO BORROWER AT C/O LAZARD FRERES REAL ESTATE INVESTORS L.L.C., 30 ROCKEFELLER PLAZA, NEW YORK, NEW YORK 10020,
ATTENTION: JOHN A. MOORE AND WRITTEN NOTICE OF SAID SERVICE OF BORROWER MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING. BORROWER (1) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

          Section 8.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, or consent to any departure by Borrower or any of its Affiliates therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

          Section 8.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note, or of any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

          Section 8.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery,
(b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answer back acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, addressed if to Lender at its address set forth on the first page hereof, and if to Borrower at its designated address set forth on the first page hereof, or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section
8.6. A copy of all notices, consents, approvals and requests directed to Borrower shall be delivered concurrently, Phone Number (212) 632-8258, Telefax Number (212) 332-5641. A copy of all notices, consents, approvals and requests directed to Lender shall be delivered concurrently to each of the following: Capital Trust, 605 Third Avenue, New York, New York 10016, Attention: Steven D. Plavin, Peter S. Ginsberg and Loan Administrator; and Borrower, c/o Lazard Freres Real Estate Investors L.L.C., 30 Rockefeller Plaza, 63rd Floor, New York, New York 10020,
Attention: John A. Moore. A notice shall be deemed to have been given:
(a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or
(d) in the case of telecopier, upon receipt of answer back confirmation, provided that such telecopied notice was also delivered as required in this Section 8.6. A party receiving a notice which does not comply with the technical requirements for notice under this Section 8.6 may elect to waive any deficiencies and treat the notice as having been properly given. If a party refuses delivery, such party shall be deemed to have received notice on the date of attempted delivery, as evidenced by courier's or post office proof of attempted delivery.

          SECTION 8.7. TRIAL BY JURY. BORROWER AND LENDER, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.

          Section 8.8. Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          Section 8.9. Assignment. Lender shall have the right to assign in whole or in part this Agreement and/or any of the other Loan Documents and the obligations hereunder or thereunder to any Person and to sell or otherwise transfer participation interests in all or any portion of the Loan evidenced hereby.

          Section 8.10. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          Section 8.11. Preferences. Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to this Agreement, the Note or any other Loan Document. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender for Borrower's benefit, which payment or receipt of proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

          Section 8.12. Waiver of Notice. Neither Borrower nor any of its Affiliates shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower or an Affiliate thereof and except with respect to matters for which Borrower and any applicable Affiliate are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.

          Section 8.13. Remedies of Borrow. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement, the Note, or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, then in such event Borrower shall not be entitled to bring an action for damages, but shall be limited to commencing an action seeking injunctive relief or declaratory judgment.

          Section 8.14.  Full Recourse.  The Loan and Borrower's
obligations thereunder shall be fully recourse to Borrower.

          Section 8.15.  Limited Recourse; Additional Indemnity
Obligation.

          (a)  Intentionally omitted.

          (b) LFSRI II, LFSRI II Alternative, LFSRI-CADIM and Borrower shall be jointly and severally liable for any liabilities, costs, losses (including, without limitation, any reduction in value of the Collateral or the loss of any such Collateral or Lender's security interest therein), damages, expenses (including, without limitation, reasonable attorneys' fees and disbursements, and court costs, if any), or claims (such liabilities, costs, losses, damages, expenses and claims, collectively, the "Indemnified Obligations") suffered or incurred by Lender (or any Indemnified Party) by reason of or in connection with (1) any fraud or breach of trust, or any willful and material misrepresentation contained in any Loan Document or any report furnished pursuant to any Loan Document by Borrower or any direct or indirect partner, member, shareholder, principal, employee, officer, director or agent of Borrower or of any member of the Borrower Control Group (each, a "Related Party") (2) the failure of Borrower or any member of the Borrower Control Group to direct or pay Dividends and Distributions received by such Entity directly or indirectly from any Operating Company to the Deposit Account as required by the Loan Documents, (3) any Legal Requirement mandating the forfeiture by Borrower or any member of the Borrower Control Group of the Collateral, or any portion thereof or of any interest in Borrower, or any part thereof because of the conduct or purported conduct of criminal activity by Borrower or any member of the Borrower Control Group in connection therewith, (4) the amount of any Lien voluntarily placed on the Collateral by Borrower (or any predecessor-owner which is an Affiliate of Borrower) or, any member of the Borrower Control Group in contravention of the provisions of Section 6.1(b) of this Agreement, and (5) the cost of enforcement of any of Lender's rights or remedies hereunder or under any of the other Loan Documents incurred in any bankruptcy or similar proceeding which may be brought by Borrower, any member of the Borrower Control Group or any Related Party with respect to Borrower or any member of the Borrower Control Group.

          (c) In addition, the Indebtedness shall be fully recourse, jointly and severally, to LFSRI II, LFSRI II Alternative and LFSRI-CADIM in the event of any of the following: (A) Borrower or any member of the Borrower Control Group filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; or (B) any Person controlled, directly or indirectly, by Borrower, or by an Affiliate which controls, directly or indirectly, Borrower, filing, or joining in the filing of, an involuntary petition against Borrower or any member of the Borrower Control Group under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against Borrower or any member of the Borrower Control Group from any Person; or (C) Borrower or any member of the Borrower Control Group filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it or against Borrower or any member of the Borrower Control Group by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; or (D) any Person controlled, directly or indirectly, by Borrower or any member of the Borrower Control Group or by any Affiliate which controls, directly or indirectly, Borrower or any member of the Borrower Control Group consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or any member of the Borrower Control Group or any portion of the Collateral (unless such action is at the request of Lender) or any such controlled Person voting adversely to Lender's interest in any proceeding under the Bankruptcy Code or any other state or federal bankruptcy or insolvency law which involves Borrower, any member of the Borrower Control Group or the Collateral; or (E) Borrower or any member of the Borrower Control Group making a general assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (F) any Person controlled by Borrower or by any Affiliate which controls Borrower contesting in bad faith or in any way interfering in bad faith with, directly or indirectly (collectively, a "Contest"), any foreclosure action, Uniform Commercial Code sale and/or deed in lieu of foreclosure transaction commenced by Lender or with any other enforcement of Lender's rights, powers or remedies under any of the Loan Documents or under any document evidencing, securing or otherwise relating to any of the Collateral (whether by making any motion, bringing any counterclaim, claiming any defense, seeking any injunction or other restraint, commencing any action, or otherwise); or (G) any Transfer occurs in violation of Section 6.1(c) of this Agreement; or (H) if any Lien is voluntarily placed on the Collateral or any portion thereof or interest therein, or if any indebtedness is incurred by Borrower in contravention of the provisions of Section 6.1; or (1) the Borrower or any member of the Borrower Control Group other than LFSRI II, LFSRI II Alternative or LFSRI-CADIM shall become the subject of an involuntary petition by any Person other than a Related Party or a Person otherwise acting at the direction of the Borrower, any member of the Borrower Control Group or any Related Party, under the Bankruptcy Code or any other state or federal bankruptcy or insolvency law and the same shall not have been dismissed within 90 days after filing, or (J) Borrower, LFSRI II, LFSRI II Alternative or LFSRI-CADIM shall interfere with the lockbox arrangements contained in the Deposit Agreement, or (K) the failure of any representation and warranty made in Sections 3(g) and 4(a)(i) of the Pledge Agreements relating to KPT to be true and correct in all material respects, or (L) the covenants contained in Section 5(e) of the Pledge Agreements relating to KPT, or
Section 3(c) of the other Pledge Agreements shall have been violated.

          (d) LFSRI II, LFSRI II Alternative and LFSRI-CADIM shall be jointly and severally liable for all damages incurred by Lender as a result of (i) the failure of any representation and warranty made in
Section 2(a)(i) of any of the Pledge Agreements other than the Pledge Agreements relating to KPT to be true and correct in all material respects or (ii) the Borrower or any member of the Borrower Control Group which is a REIT ceasing to be taxed as a REIT for any reason other than as a result of any event, action or circumstance occurring with respect to an Operating Company.

          Section 8.16. Exhibits Incorporated. The information set forth on the cover, heading and recitals hereof, and the Exhibits and Schedules attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

          Section 8.17. Offsets, Counterclaims and Defenses. Any assignee of Lender's interest in and to this Agreement, the Note, and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan, this Agreement, the Note, and the other Loan Documents which Borrower or any of its Affiliates may otherwise have against any assignor, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower or any of its Affiliates in any action or proceeding brought by any such assignee upon this Agreement, the Note, and other Loan Documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

          Section 8.18. No Joint Venture or Partnership. Borrower and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender.

          Section 8.19. Waiver of Marshalling of Assets Defense. To the fullest extent that Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender to the payment of the Indebtedness in preference to every other claimant whatsoever.

          Section 8.20. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against Borrower by Lender or Lender's agents.

          Section 8.21. Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of the Note, or any of the other Loan Documents, the provisions of this Agreement shall prevail. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan

Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

          Section 8.22. Brokers and Financial Advisors. Borrower and Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders ("Brokers") in connection with the transactions contemplated by this Agreement.
Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person other than Broker, that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. Borrower agrees to pay Broker any commission or fee payable to Broker in connection with the transactions contemplated by this Agreement pursuant to separate agreement. The provisions of this Section shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

          Section 8.23. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

          Section 8.24. Payment of Expenses. Borrower shall, whether or not the Transactions are consummated, pay all Transaction Costs, which shall include, without limitation, all commitment fees due and payable at closing and all reasonable out-of-pocket fees, costs, expenses, and disbursements of Lender and its attorneys, local counsel, accountants and other contractors in connection with (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein, (ii) the creation, perfection or protection of Lender's Liens in the Collateral (including, without limitation, fees and expenses for title and lien searches and filing and recording fees, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, (iii) the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating to any of the Loan Documents, and (iv) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any restructuring or rescheduling of the Indebtedness.

          Section 8.25. Bankruptcy Waiver. Borrower hereby agrees that, in consideration of the recitals and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, if Borrower (i) files with any bankruptcy court of competent jurisdiction or is the subject of any petition under Title 11 of the U.S. Code, as amended, (ii) is the subject of any order for relief issued under Title 11 of the U.S. Code, as amended, (iii) files or is the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future law relating to bankruptcy, insolvency or other relief of debtors, (iv) has sought or consents to or acquiesces in the appointment of any trustee, receiver, conservator or liquidator or (v) is the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for debtors, the automatic stay provided by the Federal Bankruptcy Code and any other such statute shall be modified and annulled as to Lender, so as to permit Lender to exercise any and all of its tights and remedies, upon request of Lender made on notice to Borrower and any other party in interest but without the need of further proof or hearing. Neither Borrower nor any Affiliate of Borrower shall contest the enforceability of this Section.

          Section 8.26. Entire Agreement. This Agreement, together with the Exhibits hereto and the other Loan Documents constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement, the Exhibits hereto and the other Loan Documents and supersedes all prior agreements, understandings and negotiations between the parties.

          Section 8.27. Dissemination of Information. If Lender determines at any time to sell, transfer or assign the Note, this Loan Agreement and any other Loan Document and any or all servicing rights with respect thereto, or to grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement, subject to receipt by Borrower of a confidentiality agreement reasonably acceptable to it from any Investor (herein defined), Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in such securities (collectively, the "Investor") or any Rating Agency rating such securities and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loan, Borrower, any member of the Borrower Control Group (other than LFSRI II, LFSRI II Alternative and LFSRI-CADIM), any guarantor, any indemnitor and the Collateral, which shall have been furnished by or on behalf of Borrower, any member of the Borrower Control Group (other than LFSRI 11, LFSRI II Alternative and LFSRI-CADIM), any guarantor, any indemnitor, or any party to any Loan Document, or otherwise furnished in connection with the Loan, as Lender in its discretion determines necessary or desirable. Neither Borrower nor any member of the Borrower Control Group (other than LFSRI II, LFSRI II Alternative and LFSRI-CADIM) shall have any obligation to any such third party to which Lender delivers such information unless such Entity so agrees in writing directly with such third party.

          Section 8.28. Limitation of Interest. It is the intention of Borrower and Lender to conform strictly to applicable laws governing the maximum rate of interest and other charges payable, including without limitation usury laws. Accordingly, if the transactions contemplated hereby would violate any such applicable law, then, in that event, notwithstanding anything to the contrary in any Loan Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under any Loan Document or otherwise in connection with the Loan shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to principal by Lender (or if the Loan shall have been paid in full, refunded to Borrower); and (ii) in the event that the maturity of the Loan is accelerated by reason of an election by Lender resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount of interest allowed by applicable law, and any interest in excess of the maximum amount of interest allowed by applicable law, if any, provided for in the Loan Documents or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited to principal (or if the principal portion of the Loan and any other amounts not constituting interest shall have been paid in full, refunded to Borrower.)

          In determining whether or not the interest paid or payable under any specific contingency exceeds the maximum amount allowed by applicable law, Lender shall, to the maximum extent permitted under applicable law (a) exclude voluntary prepayments and the effects thereof, and (b) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Loan so that the interest rate is uniform throughout the entire term of the Loan; provided, that if the Loan is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the maximum amount allowed by applicable law, Lender shall refund to Borrower the amount of such excess, and in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the maximum amount allowed by applicable law.

          Section 8.29.  Indemnification.

          (a) In addition to any other indemnifications provided for herein or in the other Loan Documents, Borrower shall protect, defend, indemnify and hold harmless Lender and each of its Affiliates and their respective successors and assigns (including their respective trustees, officers, directors, partners, employees, attorneys, accountants, professionals and agents and each other person, if any, controlling Lender or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) (each, including Lender, an "Indemnified Party") from and against all liabilities, obligations, claims, and, damages, penalties, causes of action, losses, fines, costs, expenses (including, without limitation, reasonable attorneys' fees and disbursements) imposed upon or incurred by or asserted against any Indemnified Party (other than by reason of such Indemnified Party's default under the Loan Documents or active gross negligence or willful misconduct, as determined to have occurred pursuant to the final nonappealable decision of a court of competent jurisdiction) by reason of
(i) ownership or holding of this Agreement, the other Loan Documents, the Collateral or any of them or any interest therein, including any funds deposited with Lender, (ii) receipt and application of any balances in the Deposit Account, (iii) any failure on the part of Borrower or any of its Affiliates, including the members of the Borrower Control Group, to perform or comply with any of the terms of this Agreement or any other Loan Document, (iv) any representation or warranty made in the Note, this Agreement or any of the other Loan Documents being false or misleading in any material respect as of the date such representation or warranty was made, (x) except to the extent any such claims are made solely as a result of any dealings between Lender and any broker, finder or similar person claiming to be entitled to a commission in connection with the Loan, and with whom Borrower has had no dealings in connection with the Loan, (v) any claim by Borrower or any Affiliate of Borrower that the relationship of Lender and Borrower is other than that of lender and borrower, or (vi) the execution and delivery of this Agreement and the other Loan Documents, the transactions contemplated hereby or thereby and the performance of the parties hereto of their respective obligations hereunder or thereunder. Any amounts payable to any Indemnified Party by reason of the application of this Section 8.29 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The indemnifications set forth in this Section 8.29 shall not be applicable to the extent (1) occasioned, arising and caused solely as the result of the negligence or willful misconduct of Lender, its nominee or wholly owned subsidiary or their respective employees or agents and irrespective of whether occurring prior to or subsequent to the date upon which Lender, its nominee or wholly owned subsidiary acquires possession of any interest in the Collateral by foreclosure, sale, acceptance of an assignment in lieu of foreclosure or sale or otherwise, as determined to have occurred pursuant to the final nonappealable decision of a court of competent jurisdiction or (2) as to matters specific and relating solely to the Collateral, occasioned, arising and caused solely as the result of any act of any Person (other than an act of Borrower or any of its Affiliates, or an act of any Governmental Authority, including, without limitation, any change in any applicable law) and occurring subsequent to the earlier to occur of (A) the date of payment and performance in full of the Indebtedness and (B) the date upon which Lender, its nominee or wholly owned subsidiary acquires ownership of the Collateral by foreclosure, sale, acceptance of an assignment in lieu of foreclosure or sale or otherwise of the Collateral. The obligations and liabilities of Borrower under this Section 8.29 shall survive any termination, satisfaction, or assignment of this Agreement and the exercise by Lender of any of its rights or remedies hereunder, including, without limitation, the acquisition of the Collateral by foreclosure or a conveyance in lieu of foreclosure, or otherwise.

          (b) In case any claim, action or proceeding (a "Claim") is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified party pursuant to this Section 8.29, such Indemnified Party shall give notice thereof to Borrower; provided, however, that the failure of such Indemnified Party to so notify Borrower shall not limit or affect such Indemnified Party's rights to be indemnified pursuant to this Section 8.29 hereof, except to the extent such delay shall materially and adversely prejudice Borrower's defense of such Claim. Upon receipt of such notice of Claim, Borrower shall, at its sole cost and expense, diligently defend any such Claim with counsel reasonably satisfactory to such Indemnified Party. In the alternative, the Indemnified Parties may elect to conduct their own defense through counsel of their own choosing, and at the expense of Borrower, if (i) the Indemnified Parties reasonably determine that the conduct of its defense by Borrower presents a conflict or potential conflict between Borrower and an Indemnified Party that would make separate representation advisable or otherwise could be prejudicial to its interests, (ii) Borrower refuses to defend or (iii) Borrower shall have failed, in Lender's reasonable judgment, to diligently defend the Claim. Borrower. may settle any Claim against Indemnified Parties without such Indemnified Parties' consent, provided that (x) such settlement is without any liability, cost or expense whatsoever to such Indemnified Parties, (y) the settlement does not include or require any admission of liability or culpability by such Indemnified Parties under any Legal Requirement, whether criminal or civil in nature, and (z) Borrower obtains an effective written release of liability for such Indemnified Parties from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Parties, and a dismissal with prejudice with respect to all Claims made by the party with whom such settlement is being made, with respect to any pending legal action against such Indemnified Parties in connection with such Claim. If the Indemnified Parties are conducting their own defense as provided above, Borrower shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Parties; provided that such Indemnified Parties have obtained Borrower's consent to any such settlement, such consent not to be unreasonably withheld or delayed. Nothing contained herein shall be construed as requiring any Indemnified Parties to expend funds or incur costs to defend any Claim in connection with the matters for which such Indemnified Parties are entitled to indemnification pursuant to this Section 8.29 hereof.

          Section 8.30. Borrower Acknowledgments. Borrower hereby acknowledges to and agrees with Lender that (i) the scope of Lender's business is wide and includes, but is not limited to, financing, financing, investment in real estate and other transactions which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates and (ii) Borrower has been represented by competent legal counsel and Borrower has consulted with such counsel prior to executing this Loan Agreement and of the other Loan Documents.

          Section 8.31. Publicity. Lender shall have the right to issue press releases, advertisements and other promotional materials describing Lender's participation in the origination of the Loan, subject to Borrower's approval which shall not be unreasonably withheld or delayed.

          Section 8.32. Cross Collateralization. Without limitation to any other right or remedy provided to Lender in this Agreement or any of the other Loan Documents, Borrower acknowledges and agrees that, to the full extent permitted under applicable law, upon the occurrence of an Event of Default (i) Lender shall have the right to pursue all of its rights and remedies in one proceeding, or separately and independently in separate proceedings which it, as Lender, in its sole and absolute discretion, shall determine from time to time, (ii) Lender is not required to either marshall assets, sell Collateral in any inverse order of alienation, or be subjected to any "one action" or "election of remedies" law or rule, (iii) the exercise by Lender of any remedies against any Collateral will not impede Lender from subsequently or simultaneously exercising remedies against any other Collateral, (iv) all Liens and other rights, remedies and privileges provided to Lender in this Agreement and in the other Loan Documents or otherwise shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and all Collateral has been foreclosed, sold and/or otherwise realized upon and (v) all Collateral shall be security for the performance of all of Borrower's obligations hereunder.

          Section 8.33.  Release.  Upon full payment of the
Indebtedness, Lender shall execute such releases and reconveyances as are customary to release and reconvey the Collateral which secures the Loan and shall direct the custodial agent holding the certificates of shares in KPT to return such shares to their owner.

          Section 8.34.  Assignment by Lender; Participations;
Securitization.

          8.34.1 Assignments and Participations. Borrower acknowledges that Lender may on or after the Closing Date sell and assign participation interests in and to the Loan, or pledge, hypothecate or encumber, or sell and assign all or any portion of the Loan, to or with such domestic or foreign banks, insurance companies, pension funds, trusts or other institutional lenders or other Persons, parties or investors (including, without limitation, grantor trusts, owner trusts, special purpose corporations, REMICs, FASITs, real estate investment trusts or other similar or comparable investment vehicles) as may be selected by Lender in its sole and absolute discretion and on terms and conditions satisfactory to Lender in its sole and absolute discretion. Borrower and the members of the Borrower Control Group shall cooperate in all respects with Lender in connection with the sale of participation interests in, or the pledge, hypothecation or encumbrance or sale of all or any portion of, the Loan, and shall, in connection therewith, execute and deliver such estoppels, certificates, instruments and documents as may be reasonably requested by Lender, at no out-of-pocket cost to Borrower. Subject to entry into a confidentiality agreement in customary form for such transactions, Borrower grants to Lender the right to distribute financial and other information concerning Borrower, the Collateral, and all other pertinent information with respect to the Loan to any Person who has purchased a participation interest in the Loan, or who has purchased the Loan, or who has made a loan to Lender secured by the Loan or who has expressed an interest in purchasing a participation interest in the Loan, or expressed an interest in purchasing the Loan or the making of a loan to Lender secured by the Loan. If requested by Lender, Borrower shall execute and deliver, and shall cause the members of the Borrower Control Group to execute and deliver, at no cost or expense to Borrower, such documents and instruments as may be necessary to split the Loan into two or more loans evidenced by separate sets of notes and secured by separate sets of other related Loan Documents to the full extent required by Lender to facilitate the sale of participation interests in the Loan or the sale of the Loan or the making of a loan to Lender secured by the Loan, it being agreed that (a) an such splitting of the Loan will not adversely affect or diminish the rights of Borrower as presently set forth herein and in the other Loan Documents and will not increase the respective obligations and liabilities of Borrower or any other Person associated or connected with the Loan or the Collateral, (b) the Loan Documents securing the Loan as so split will have such priority of lien as may be specified by Lender, and (c) the retained interest of Lender in the Loan as so split shall be allocated to or among one or more of such separate loans in a manner specified by Lender in its sole and absolute discretion.

          8.34.2 Effect of Assignment. From and after the effective date of any assignment of all or any portion of the Loan to any Person (an "Assignee") (a) such Assignee shall be a party hereto and to each of the other Loan Documents to the extent of the applicable percentage or percentages assigned to such Assignee and, except as otherwise specified herein, shall succeed to the rights and obligations of Lender hereunder in respect of such applicable percentage or percentages and (b) Lender shall relinquish its rights and be released from its obligations hereunder and under the Loan Documents to the extent of such applicable percentage or percentages. The liabilities of Lender and each of the other Assignees shall be separate and not joint and several. Neither Lender nor any Assignee shall be responsible for the obligations of any other Assignee.

          8.34.3 Securitization. Lender, at its option, may elect to effect a securitization of the Loan by means of the issuance of certificates of interest therein or notes secured thereby (the "Securities") rated by one or more Rating Agencies (the "Securitization"). In such event and upon request by Lender to seek to effect such a Securitization, Borrower shall promptly thereafter cooperate (at no out-of-pocket cost to Borrower) in all reasonable respects with Lender in the Securitization including, without limitation,
(a) amending this Agreement and the other Loan Documents, and executing such additional documents, in order to bifurcate the Loan into two or more constituent loans or to effect such other changes as may be reasonably necessary or desirable in connection with a Securitization or requested by a Rating Agency, (b) providing such information as may be requested in connection with the preparation of a private placement memorandum or registration statement required to privately place or publicly distribute the Securities in a manner which does not conflict with federal or state securities laws, (c) providing in connection with such information, an indemnification certificate (i) certifying that Borrower has carefully examined such private placement memorandum or registration statement, as applicable, including, without limitation, the sections entitled "Special Considerations", "Description of the Loan and the Underlying Mortgaged Properties", "Operator", "The Borrower" and "Certain Legal Aspects of the Loan" (or similarly titled sections), and that such Sections (and any other Sections reasonably requested), insofar as they relate solely to Borrower, its Affiliates, the Loan or (to

Borrower's knowledge) the Collateral, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) indemnifying Lender, the underwriter or placement agent and any of their Affiliates for any losses, claims, damages or liabilities (the "Liabilities") to which such parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact relating to Borrower, its Affiliates, the Loan or the Collateral contained in such Sections or arise out of or are based upon the omission or alleged omission to state therein a material fact relating to Borrower, its Affiliates, the Loan or (to Borrower's knowledge) the Collateral required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse such parties for any legal or other expenses reasonably incurred by such parties in connection with investigating or defending the Liabilities, (d) causing to be rendered (at Lender's expense) such customary and reasonable opinion letters as may be requested by and satisfactory to any Rating Agency including, without limitation, substantive nonconsolidation opinion letters and an opinion letter from local counsel to the Borrower stating that the assignment of the Loan and the Loan Documents to a trustee in connection with the Securitization is enforceable, (e) making such customary and reasonable representations, warranties and covenants with respect to the Borrower, and the members of the Borrower Control Group (other than LFSRI II, LFSRI II Alternative and LFSRI-CADIM), as may be requested by any Rating Agency, (f) providing such information regarding the Collateral and Borrower, members of the' Borrower Control Group (other than LFSRI II, LFSRI II Alternative and LFSRI-CADIM), and their respective Affiliates as may be reasonably requested by a Rating Agency or potential investors in Securities or otherwise reasonably required in connection with an election of REMIC or FASIT or other tax status and ongoing administration and reporting by any trust formed in connection with the Securitization, (g) amending Borrower's or organizational documents or making such other reasonable changes to the structure of Borrower or such partners or members or shareholders required by any Rating Agency to conform to requirements customarily imposed in similar transactions, and (h) obtaining a comfort letter (in customary form and containing customary exceptions) from a nationally recognized accounting firm in connection with financial information relating to Borrower and the members of the Borrower Control Group (other than LFSRI II, LFSRI II Alternative and LFSRI-CADIM) and which is, in connection with the Securitization, presented in a private placement memorandum or prospectus. In no event shall Borrower be required to pay any Rating Agency or other fees or expenses or be required to pay any costs or expenses whatsoever in connection with any such Securitization other than the overhead and internal costs incurred by Borrower in cooperating in the manner described in clauses (a) through (h) above.

          8.34.4 Other Business. Lender, each Assignee and each participant and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, members of the Borrower Control

Group or any of them, any Affiliate of Borrower, any of Borrower's subsidiaries and any Person who may do business with or own interests in or securities of Borrower or any such Affiliate or subsidiary, without any duty to account therefor.

          8.34.5 Privity of Contract. This Agreement is being entered into by Lender individually and as agent for all present and future Assignees, and privity of contract is hereby created among Lender and all present and future Assignees, on the one hand, and Borrower, on the other hand.

          IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
LENDER:

CAPITAL TRUST, INC., a Maryland corporation

By: /s/ Peter S. Ginsberg
     Name:  Peter S. Ginsberg
     Title: Vice President


BORROWER:

LFSRI II SPV REIT Corp., a Delaware corporation

By: /s/ John A. Moore
     Name:  John A. Moore
     Title: Vice President


The undersigned are executing this Agreement solely for the purpose of agreeing to be bound by the provisions of Section 8.15(d).

LF STRATEGIC REALTY INVESTORS II L.P., LFSRI II ALTERNATIVE PARTNERSHIP L.P., and LFSRI II-CADIM ALTERNATIVE PARTNERSHIP L.P.,
     all Delaware limited partnerships

     By:  LAZARD FRERES REAL ESTATE INVESTORS L.L.C., a New York
limited liability company, their general partner

          By:  /s/ John A. Moore
               Name:   John A. Moore
               Title:  Principal